Exhibit 10.1

[***] Certain portions of this exhibit have been omitted because they are not material and the registrant customarily and actually treats that information as private or confidential.

SOFTWARE LICENSE AND SUPPORT AGREEMENT

BY AND BETWEEN

THE GOLDMAN SACHS GROUP, INC. AND

CORECARD SOFTWARE, INC.

SOFTWARE LICENSE AND SUPPORT AGREEMENT

This SOFTWARE LICENSE AND SUPPORT AGREEMENT (this “Agreement”), effective as of October 16, 2018 (the “Effective Date”), is entered into by and between The Goldman Sachs Group, Inc. (“GS”), and CoreCard Software, Inc. (“Licensor”) (each, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, Licensor is the owner or licensee of certain computer software and provider of related support services; and

WHEREAS, subject to the provisions of this Agreement, GS desires to obtain a license to use certain of Licensor’s computer software and receive the related support services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

GENERAL TERMS AND CONDITIONS

ARTICLE 1
DEFINITIONS

As used in this Agreement, the capitalized terms below have the meanings given below. Other capitalized terms used in this Agreement are defined in the context in which they are used.

Section 1.1         “Account” has the meaning ascribed to it in Exhibit A.

Section 1.2         “Active Account” has the meaning ascribed to it in Exhibit A.

Section 1.3 “Add-Ons/Interfaces” means (i) all Software programs and related documentation including methods, processes or techniques utilized in such Software programs generated, developed or composed by GS or on behalf of GS by a third party that are designed to work with the Licensed Software, but that are not a part of the Licensed Material and do not incorporate any Licensor Confidential Information or any Licensed Material; and/or (ii) interfaces created by GS or on behalf of GS by a third party that allow the Licensed Software to work with or communicate with other Software programs, but that are not a part of the Licensed Material and do not incorporate any Licensor Confidential Information or any Licensed Material.

Section 1.4 “Affiliate” of a Person (including a Party) means any other Person that directly or indirectly, through one or more intermediaries, now or hereafter Controls, is Controlled by, or is under common Control with that Person (but only while the other Person meets those requirements).

Section 1.5 “Card(s)” means an access device (whether physical or virtual) associated with a unique number that is designed to record purchases, payments and other transactions or otherwise access an Account. Card(s) includes but is not limited to a physical, virtual or other type of check card, ATM card, debit card, credit card (including private label and retail credit card), charge card, commercial card, bank card, oil card, fleet card, payment card, electronic benefit payment card, smart card, stored value card or other similar card, device, program or similar or replacement technology.

Section 1.6         “Category” has the meaning ascribed to it in Exhibit A.

Section 1.7 “Control” means the authority, directly or indirectly, to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

Section 1.8 “Defect” means (a) with respect to Licensed Software, any failure of Licensed Software to have the functionality or perform as intended by or otherwise in accordance with, or meet any specifications or requirements contained in, the Documentation for the Licensed Software; and (b) with respect to Work Product, if any, any failure of such Work Product to have the functionality or perform as intended or otherwise in accordance with its specifications or requirements as set forth in the Professional Services Agreement.

Section 1.9 “Derivative Work” means any modification, enhancement, or derivative of any existing material (which material may include any document, drawing, design, computer program or other tangible form or medium in which a work of authorship or expression is fixed; or any invention, business method, or process; or any materials, software, systems, trademarks, trade names, trade secrets, know-how, copyrights and copyrightable work (including computer programs), data, databases, information, patents, patent disclosures, inventions and discoveries of any kind), that would constitute a derivative work under U.S. copyright law.

Section 1.10 “Designated Site(s)” means the locations (including colocation sites) at which the GS Parties use the Licensed Software, including for Production Use.

Section 1.11 “Disaster Recovery Site(s)” means the locations (including colocation sites) at which the GS Parties use the Licensed Software for disaster recovery and business continuity purposes.

Section 1.12 “Divested Entity” means any Affiliate, line of business or division of GS that ceases to Control, be Controlled by or be under common Control with GS as a result of a sale or other divestiture after the Effective Date.

Section 1.13 “Documentation” means the documents and materials listed below (in any media and all updates thereto) related to the Licensed Software (including Updates thereto), and Derivative Works thereof, that aid in the use and operation by the GS Parties of the Licensed Software (including Updates thereto) and such Derivative Works, namely: (a) installation, configuration, administration, operation and maintenance procedures and instructions; (b) user manuals and guides; (c) feature and functionality descriptions with respect to APIs and descriptions of other interaction points, including for dashboards and user interfaces; (d) any specifications or business requirements agreed to by the Parties in writing (including for any Derivative Work of the Licensed Software) in connection with Professional Services performed for GS; and (e) updates to the foregoing and any new documentation that is developed by Licensor after the Effective Date, which updates and new documentation will adequately describe the intended features and functions of the Licensed Software and will allow a reasonably skilled individual to use and operate the Licensed Software in the manner contemplated by this Agreement.

Section 1.14    “Escrow Improvements” has the meaning ascribed to it in Section 8.3.

Section 1.15 “Event of Deteriorating Financial Condition” means any of the following events: (a)    Licensor is insolvent, ceases to do business as a going concern, or makes an assignment for the benefit of creditors, (b) any of Licensor’s assets are subject to levy, seizure, assignment or sale by any creditor or Governmental Authority, (c) Licensor’s auditors issue an opinion expressing doubt as to whether Licensor can maintain itself as a going concern, (d) Licensor cannot pay its debts as they become due, (e) Licensor files for, or becomes the subject of, any bankruptcy, receivership, insolvency or similar proceeding; or (f) circumstances occur that trigger a right of a creditor or other counterparty of Licensor to accelerate the payment of amounts owed by Licensor to such Person, where, if such right is exercised, such acceleration would have a material adverse impact on Licensor’s financial condition that would adversely impact Licensor’s performance under this Agreement.

Section 1.16 “Excluded Entity” means an entity (a) the primary business of which is to offer Card processing products and services that are similar to and that compete with the Licensed Material; and (b)    that processes more than one million Cards for third parties. For clarity, the foregoing definition includes those Affiliates of any such entity that do not meet the foregoing definition. Also for clarity, if an Excluded Entity is or becomes an Affiliate of GS, nothing in the foregoing will prevent or preclude GS and any other Affiliate of GS from using the Licensed Material or otherwise exercising its rights under this Agreement.

Section 1.17 “GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

Section 1.18 “Governmental Authority” means any federal, state, local, national or supranational (or other political subdivision thereof or thereto) (a) government, (b) governmental, legislative, regulatory, military, police, taxation, or administrative authority, agency, department, or commission, or (c) court, tribunal, or judicial or arbitral body of competent jurisdiction which exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 1.19 “GS Data” means all (a) data, metadata, reports, input and output processed or generated by or on behalf of the GS Parties as a result of their use of the Licensed Software; (b) any data or other information owned or controlled by the GS Parties to which Licensor or any Licensor Personnel has or obtains access; (c) Personal Information of GS, its Affiliates and their respective customers; and (d) with respect to each of (a), (b) and (c), any data or other information developed or derived therefrom (including processing output and results). Notwithstanding the foregoing, GS Data does not include: (i) Confidential Information, Intellectual Property and/or Trade Secrets of Licensor; and (ii) any data, materials, or information owned, licensed or otherwise acquired by Licensor prior to or independently of (A) the Agreement; (B) the Interim Software License Agreement between GS and Licensor effective as of March 9, 2018, as amended; and (C) the Services Agreement entered into by and between Goldman Sachs Bank USA and Licensor on January 12, 2018.

Section 1.20 “GS Parties” means GS and Affiliates of GS (but excluding any Excluded Entity, subject to Section 10.1(a)(2)).

Section 1.21 “Instance” means (a) an installation of the Licensed Software that is used by or for the GS Parties for Production Use; and (b) a single collection of those unique associated database(s) and other systems (including for backup and disaster recovery) that are linked to the Licensed Software as system of record for Production Use. Multiple copies of the Licensed Software that are split across associated databases and such other systems with a sharded or podded architecture shall be counted as a single Instance.

Section 1.22 “Intellectual Property” means (a) patents, (b) trademarks, service marks, domain names, trade dress, trade names and other identifiers of source or goodwill, including the goodwill connected with the use thereof and symbolized thereby (collectively, “Trademarks”), (c) copyrights, moral rights, works of authorship (including Software) and rights in data and databases, (d) confidential and proprietary information, including trade secrets, know-how and invention rights, (e) rights of privacy and publicity, (f) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing in (a)-(e), and (g) all other proprietary rights existing from time to time under any applicable Law.

Section 1.23 “IT Assets” means servers, computers, hardware, firmware, middleware, networks, systems, workstations, data communications lines, routers, hubs, switches, magnetic, optical or electrical data storage devices, and all other information technology and communications equipment (including any such equipment that is used for cloud computing).

Section 1.24 “Law” means any law, rule, regulation, ruling, judgment, order or approval of any Governmental Authority, as may be amended or otherwise revised from time to time.

Section 1.25         “License Fee” means the license fee identified in Exhibit A.

Section 1.26         “Licensed Material” means the Licensed Software and the Documentation.

Section 1.27 “Licensed Software” means the Software identified in Exhibit A as Licensed Software (including any Third Party Materials), or any portion of such program or programs, and any modifications, Derivative Works, corrections, improvements, enhancements and Updates thereto, in any form, and whether created by Licensor (including under and pursuant to the Professional Services Agreement), or by a third party on behalf of Licensor, and including methods, processes or techniques utilized in such programs; provided, however, that Licensed Software does not include: (a) Add-Ons/Interfaces; (b) Work Product, if any; and (c) Escrow Improvements.

Section 1.28 “Object Code” means computer program code that is readable and useable by machines, but not intelligible to humans without decompiling, disassembly or reverse engineering.

Section 1.29 “Open Source Software” means Software that is, contains or is derived from Software distributed as freeware, shareware or open source Software, or under similar licensing or distribution models that (a) require the licensing, disclosure or distribution of Source Code to any other Person, (b) prohibit or limit the receipt of consideration in connection with licensing or distributing any Software, (c) allow any Person to decompile, disassemble or reverse engineer any Software, (d) require the licensing or distribution of any Software to any other Person for the purpose of making Derivative Works, (e) are identified by the Open Source Initiative as open source licensing or distribution models at www.opensource.org, or (f) are identified by the Free Software Foundation as free software licenses at www.gnu.org.

Section 1.30 “Person” means any (a) individual or (b) partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization, or other legal entity or organization.

Section 1.31 “Personal Information” means all information covered by Privacy Laws and/or all information that identifies or can be used to identify or authenticate an individual, including contact information, location data and financial account information.

Section 1.32 “Personnel” of a Person means that Person and its employees, officers, directors, members, agents, representatives, suppliers, consultants, contractors and subcontractors.

Section 1.33   “Pilot Launch” means that the Licensed Software is in Production Use for purposes of GS’s pilot launch of its credit card offering to individuals who are associated with (a) the GS Parties; and (b) [***] GS and the Affiliates [***].

Section 1.34 “Privacy Laws” means all applicable Laws relating to privacy or data security, including Section 6809(4) of the Gramm-Leach-Bliley Act, and its applicable implementing regulations.

Section 1.35 “Production Use” means the operation and execution of the Licensed Software by or on behalf of the GS Parties in a production environment for the purpose of one or more of the following activities in order to carry out one hundred (100) or more actual transactions for customers of any of the GS Parties: boarding, activating, processing, invoicing, servicing, maintaining, administration, reporting or statementing of Active Accounts owned, maintained or processed by or on behalf of GS or its Affiliates. For clarity, the operation and execution of the Licensed Software by or on behalf of the GS Parties in a production environment to perform any such activity solely for testing purposes before the Pilot Launch (e.g., issuing a Card with a zero limit) will not constitute Production Use.

Section 1.36 “Professional Services” means those professional services, including with respect to the Licensed Material, that Licensor will provide to the GS Parties under and pursuant to the Professional Services Agreement.

Section 1.37 “Professional Services Agreement” means that certain Master Professional Services Agreement entered into by and between GS and Licensor.

Section 1.38 “Service Provider” means any Person (excluding Licensor, its Affiliates and its and their Personnel) that GS or its Affiliates engage to provide business process services, information processing services, and/or information technology services, including any application or IT service provider, hosting or colocation service provider, service bureau or similar provider, any provider of any IT Assets, or any robotic process automation tool.

Section 1.39 “Software” means (a) computer programs, applications, systems and code, including Source Code and Object Code, (b) data and databases, whether machine-readable or otherwise, and (c) development and design tools (but if with respect to Software that is Licensed Software, development and design tools developed by or for Licensor), library functions, and graphical user interfaces, together (in each case of (a)-(c)) with all (i) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and Derivative Works of, to or based on any of the foregoing, and (ii) copies and tangible embodiments of any of the foregoing in any form or media.

Section 1.40 “Source Code” means computer program code written in a programming language that is intelligible to a reasonably skilled programmer and capable of being compiled or assembled into Object Code or otherwise executed by a computer processor for operation on computer equipment, including all comments, programmer’s notes, development and design tools (but if with respect to Source Code of the Licensed Software, development and design tools developed by or for Licensor), logic diagrams, encryption keys, utilities, stored procedures, procedural code and job control language statements.

Section 1.41         “Support Fee” means the fee for Support Services that is identified in Exhibit A.

Section 1.42 “Support Services” means the maintenance and support services for the Licensed Software that are identified in Exhibit B (as the foregoing may evolve during the Term of the Agreement and as the foregoing may be supplemented, enhanced, modified or replaced (including, as applicable, as agreed to by the Parties in writing through amendments to Exhibit B)).

Section 1.43         “Support Services Term” has the meaning ascribed to it in Section 9.1(c).

Section 1.44         “Term” has the meaning ascribed to it in Section 9.1(a).

Section 1.45         “Third Party Materials” has the meaning ascribed to in it Section 7.2(l).

Section 1.46 “Trade Secrets” means with respect to a Party, information related to the services and/or business of the disclosing Party, and/or of a third party, which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the disclosing Party that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) marking any information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (ii)    identifying any oral presentation or communication as confidential immediately before, during or after such oral presentation or communication; or (iii) otherwise, treating such information as confidential or secret. Assuming the criteria in sections (a) and (b) above are met, Trade Secrets include, but are not limited to, technical and nontechnical data, formulas, patterns, compilations, computer programs and software, devices, drawings, processes, methods, techniques, designs, programs, financial plans, product plans, and lists of actual or potential customers and suppliers.

Section 1.47 “Update” means any of the following: bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and Derivative Works of, to or based on Licensed Software.

Section 1.48 “Vulnerability” means any virus, malware, spyware, malicious code, Trojan horse, worm, back door, trap door, time bomb, software lock, drop dead device or other program, routine, instruction, device, code, contaminant, logic, effect or other undisclosed feature that would, or is designed or intended to, delete, disable, deactivate, interfere with, disrupt, erase, deny access to, enable any Person to access without authorization, produce modifications of, or otherwise adversely affect the functionality or interfere with the use of, any Software, data or IT Asset.

Section 1.49    “Warranty Period” has the meaning as set forth in Section 7.2(e).

Section 1.50 “Work Product” means a deliverable that is expressly agreed to by the Parties under the Professional Services Agreement, and identified in a statement of work under the Professional Services Agreement, as “Work Product” and such statement of work is signed by a senior officer of Licensor and Licensor’s legal representative and expressly provides that GS and/or its Affiliates shall own all right, title and interest, including all Intellectual Property rights, in and to such Work Product, including related documentation. It is not the intent of Licensor that any Work Product be provided under the Professional Services Agreement other than on an exception basis where expressly agreed to by the Parties in writing under the Professional Services Agreement.

ARTICLE 2

LICENSE

Section 2.1 Grant. Subject to Section 2.1(a) and Section 2.5, Licensor hereby grants to the GS Parties a perpetual, irrevocable, royalty-free, worldwide, paid-up, non-exclusive, non-transferable (subject to Section 10.1 and Section 10.2) right and license to download, install, use, execute, access, reproduce, display and perform (including for purposes of implementation, installation, acceptance testing, disaster recovery/business continuity testing and plans, and disengagement/termination assistance services) the Object Code version of the Licensed Software (i) at the Designated Sites and the Disaster Recovery Sites, in each case used by or on behalf of the GS Parties (provided, however, that the GS Parties may remotely use, execute, access, display and perform the Object Code version of the Licensed Software from any location worldwide), (ii) on and through any IT Assets used by or on behalf of the GS Parties (provided, however, that such IT Assets are consistent with the Operating System that is compatible with the Licensed Software), (iii) solely to serve the needs of the GS Parties’ internal businesses and operations (including to provide products and services to customers of the GS Parties, and including as described in Exhibit A with respect to the Categories described therein), and (iv) under all Intellectual Property rights that are embodied in the Licensed Material or otherwise necessary to enjoy the benefit of the licenses granted in this Section 2.1. Licensor hereby grants to the GS Parties a perpetual, irrevocable, royalty-free, worldwide, paid-up, non-exclusive, non-transferable (subject to Section 10.1 and Section 10.2) right and license to use and reproduce the Documentation in conjunction with the GS Parties’ use of the Licensed Software hereunder. Nothing in this Agreement shall be construed as expressly or impliedly granting to the GS Parties any other or further rights not expressly set forth herein.

(a)    Subject to Section 6.3, the licenses granted in Section 2.1 are contingent on GS’s payment to Licensor of the applicable License Fees payable to Licensor pursuant to the terms of this Agreement and Exhibit A. If GS pays License Fees to Licensor in order for the GS Parties to use the Licensed Software to process a specified number of Active Accounts pursuant to the terms of Exhibit A (the “Paid Number of Active Accounts”), then the GS Parties will, pursuant to the licenses granted in Section 2.1, have a perpetual and irrevocable right to use the Licensed Material to process the Paid Number of Active Accounts. Subject to Section 6.3, if the GS Parties use the Licensed Software to process Active Accounts in excess of the then-current Paid Number of Active Accounts but GS has not paid to Licensor the applicable License Fees and Support Fees payable to Licensor for such excess Active Accounts pursuant to the terms of this Agreement and Exhibit A, then: (i) under no circumstances will Licensor have any right to revoke or otherwise qualify the licenses granted in Section 2.1 with respect to then-current Paid Number of Active Accounts or to cease or otherwise qualify its provision of the Support Services with respect to the then-current Paid Number of Active Accounts; (ii) Licensor will invoice GS for such excess Active Accounts on the subsequent invoice; and (iii) upon payment of such invoice in accordance with the terms of this Agreement and Exhibit A, such excess Active Accounts will be included in the Paid Number of Active Accounts.

Section 2.2 Delivery. Licensor shall (a) deliver to GS all Licensed Software (including Updates) and Documentation (including all computer authorization codes or access rights necessary for the GS Parties to exercise the rights granted in this Agreement), and (b) test all Licensed Software (including Updates) before delivery to ensure the Licensed Software operates in all material respects in accordance with its Documentation. Licensor shall deliver all Licensed Software (including Updates) and Documentation to GS electronically (unless otherwise agreed by the Parties in writing). With respect to those Updates that are bug or error fixes, patches or corrections for security issues, Licensor will deliver such Updates to GS as soon as possible after a Party’s identification of such an issue or Defect. With respect to all other Updates, Licensor will deliver such Updates to GS in accordance with Licensor’s normal schedule of release, which schedule Licensor will share with GS on a periodic basis and which schedule will reflect Updates being released and delivered to GS at least quarterly (unless otherwise agreed to by the Parties in writing). The delivery of the License Software will require Licensor to work, and to reasonably cooperate and coordinate, with both GS and its Service Providers. Following delivery of the Licensed Software to GS, Licensor may not remove, modify, delete, disable, or otherwise interfere with the operation of that Licensed Software, except to the extent necessary to perform permitted Updates. Under the Professional Services Agreement, the Parties may agree that Licensor will provide Professional Services to the GS Parties with respect to (i) the installation, configuration, customization and testing of the Licensed Software; and/or (ii) the transfer of the Licensed Software from one set of IT Assets to another set of IT Assets (e.g., transfer to a cloud-based platform) (provided, however, that such IT Assets are consistent with the Operating System that is compatible with the Licensed Software).

Section 2.3 GS Personnel and Service Providers. The Personnel of the GS Parties and the Service Providers of the GS Parties may exercise the rights granted in Section 2.1 solely on behalf of the GS Parties (including on and through GS’s and/or its Affiliate’s and/or a Service Provider’s IT Assets; provided, however, that such IT Assets are consistent with the Operating System that is compatible with the Licensed Software). GS shall be liable for the actions or omissions of its Affiliates and its and their Personnel and Service Providers in breach of this Agreement as if such actions or omissions were the actions or omissions of GS. At GS’s request, Licensor shall assist and cooperate with the GS Parties or any Service Provider with respect to: (a) if applicable, the delivery of the Licensed Software (or any Update) to a GS Party or Service Provider; and (b) the performance of the Support Services.

Section 2.4 Compatible Versions.

(a)    If GS or its Affiliates (or either of their Service Providers) change or modify their Software or IT Assets, and Licensor has developed and maintains a version of the Licensed Software that is compatible with those changed or modified Software or IT Assets, then Licensor shall deliver to GS the compatible version of the Licensed Software (and Updates thereafter) at GS’s request and at no additional License Fee or Support Fee. The Parties understand that the foregoing may result in additional fees under the Professional Services Agreement for related Professional Services.

(b)    With respect to any operating system used by or on behalf of GS in connection with the Licensed Software (each, an “Operating System”), the following terms will apply:

(i)    with respect to new releases or new versions of any existing Operating System in use by or on behalf of GS to operate the Licensed Software, Licensor will deliver and make available to GS any and all Updates to enable the Licensed Software to operate in conjunction with any such new releases or new versions within a reasonable period of time after the most recent release thereof or otherwise within a period agreed to by the Parties in writing; provided, however, that if any such new release or new version of any such existing Operating System disrupts GS’s ability to use the Licensed Software (including with respect to security issues), Licensor will deliver and make available to GS as promptly as reasonably practicable any and all Updates to enable the Licensed Software to operate in conjunction with any such new release or new version;

(ii)    if GS elects to use the Licensed Software in connection with a different Operating System, and Licensor has developed and maintains a version of the Licensed Software that is compatible with the different Operating System, then Licensor shall deliver to GS the compatible version of the Licensed Software (and any and all Updates thereafter) at GS’s request and subject to the terms of Section 3(c) of Exhibit A; and

(iii)    if GS elects to use the Licensed Software in connection with a different Operating System, and Licensor has not developed a version of the Licensed Software that is compatible with the different Operating System, then the Parties will, under the Professional Services Agreement, cooperate in good faith to discuss the feasibility and cost of Licensor developing a version of the Licensed Software that is compatible with such different Operating System (which cost will be mutually agreed upon on a reasonable basis).

(c)    Subject to Section 7.2(g) and at no additional License Fee or Support Fee, Licensor shall continue to support the Licensed Software in order for it to operate in conjunction with prior releases of each such Operating System for a period of, whichever is longer, (i) at least twelve (12) months commencing with the Operating System licensor’s release of the then most current release of the Operating System; or (ii) for as long as Licensor is obligated to support the Licensed Software in order for it to operate in conjunction with any such prior release of the Operating Software for another Licensor customer.

(d)    Exhibit A specifies (i) the Operating System recommended by Licensor; and (ii) those versions and releases of the Operating System with which the GS Parties may use the Licensed Software. If Licensor modifies its recommended Operating System and/or modifies its recommended versions and releases of the Operating System (in either case, the “Modified Operating System”) with which the GS Parties may use the Licensed Software, Licensor will notify GS in a manner that provides the GS Parties with adequate time to make any necessary adjustments with respect to the Modified Operating System. No Modified Operating System will result in any degradation of capacity or performance with respect to GS’s use of Licensed Software. GS may elect in its discretion to use the Licensed Software with the Modified Operating System or with the then-current Operating System in use. No such change or election will result in additional License Fees or Support Fees. The foregoing information with respect to the Operating System (including changes thereto) will be reflected in the Documentation and updates thereto.

Section 2.5 Limited Restrictions on GS Use.

(a)    Except to the extent stated otherwise in this Agreement, the GS Parties shall not, nor authorize any other Person to, (i) transfer, sell, assign, sublicense, distribute, lease, rent, or otherwise make available the Licensed Material to any other Person; (ii) alter, translate, modify, decompile, disassemble, or reverse engineer the Licensed Software, except to the extent permitted or required by applicable Law, and then only to the extent required by such Law; (iii) attempt to determine the Source Code of the Licensed Software from the Object Code version of the Licensed Software, create any Derivative Works of any of the Licensed Material, or publish to the public the results of any benchmark tests performed with respect to the Licensed Material (which results, for clarity, may be used for internal purposes by the GS Parties and their Service Providers); or (iv) subject to Section 2.4(b), Section 2.4(c) and Section 2.4(d) above, use the Licensed Software on a software platform or Operating System that is not listed in Exhibit A or otherwise recommended or agreed to by Licensor in writing. Notwithstanding the above, the GS Parties may use the Licensed Software as a service bureau, or outsourcing or application service provider for any third parties (other than Excluded Entities).

(b)    The GS Parties agree to use the Licensed Material only as specified in this Agreement, and only at the Designated Site(s) and Disaster Recovery Site(s). GS will specify to Licensor the Designated Site(s) and Disaster Recovery Site(s) on a quarterly basis or otherwise when requested by Licensor (provided, however, that GS’s failure to so specify on a quarterly basis will not be considered a breach of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Parties agree that there are no restrictions hereunder with respect to: (i) the number of copies of Licensed Software (including Documentation) that the GS Parties may make and use, or the number of Instances that the GS Parties may use (including, for all of the foregoing, for backup, disaster recovery, quality assurance, disaster recovery testing, training, maintenance, testing (in both production and non-production environments) or archival purposes, and to comply with any applicable record-keeping, government or regulatory requirements); (ii) the number of environments in which the GS Parties may use the Licensed Software; (iii)    the number of or location of the Designated Site(s) and Disaster Recovery Site(s) in which the GS Parties may install, operate and use the Licensed Software (whether such facilities are owned or leased by GS, its Affiliates or Service Providers and/or whether such sites are colocation facilities), or the number of or location of the facilities from which the GS Parties may access and use the Licensed Software (whether such facilities are owned or leased by GS, its Affiliates or Service Providers); (iv) the number and types of computers or other IT Assets (provided, however, that such IT Assets are consistent with the Operating System that is compatible with the Licensed Software) on which the GS Parties may use the Licensed Software (whether such IT Assets are owned or leased by GS, its Affiliates or Service Providers); (v) the number of users of the GS Parties that may access and use the Licensed Software; (vi) GS performing, or having others perform, any other act or service that is reasonably incidental to the permitted use and operation of the Licensed Software; and (vii) the right of the GS Parties to transfer the Licensed Software for purposes of temporary or permanent substitution (e.g., from one computer to another, from one site to another, from one region to another, and/or from one set of IT Assets to another (provided, however, that such IT Assets are consistent with the Operating System that is compatible with the Licensed Software)).

Section 2.6 Ownership.

(a)    Licensor transfers no title to or ownership of the Licensed Material to GS or its Affiliates under this Agreement. As between the Parties, Licensor exclusively owns all right, title and interest in and to the Licensed Material. The GS Parties agree that the Licensed Material constitute Licensor proprietary information of substantial value. None of GS or its Affiliates shall challenge or contest, or assist any third party in challenging or contesting, the validity of any such rights in or to the Licensed Material, and shall not assert, or assist any third party in asserting, any rights in the Licensed Material.

(b)    GS transfers no title to or ownership of the GS Intellectual Property to Licensor under this Agreement. As between the Parties, GS exclusively owns all right, title and interest in and to the GS Intellectual Property. “GS Intellectual Property” means (i) the Confidential Information of GS and its Affiliates; (ii) Work Product, if any; (iii) all Add-Ons/Interfaces; (iv) all GS Data; (v) all Escrow Improvements (if any); and (vi) all Intellectual Property rights with respect to all of the foregoing.

(c)    Licensor agrees that the GS Intellectual Property constitutes proprietary information of substantial value. Licensor shall not challenge or contest, or assist any third party in challenging or contesting, the validity of any such rights in or to the GS Intellectual Property, and shall not assert, or assist any third party in asserting, any rights in the GS Intellectual Property. Nothing in this Agreement grants Licensor any rights in or to any GS Intellectual Property other than solely the right to use the GS Intellectual Property solely at GS’s direction and solely as necessary to perform Licensor’s obligations under this Agreement.

Section 2.7 Acceptance Testing. Upon delivery to GS, the Licensed Software (and all Updates, and Work Product, if any) will be subject to acceptance testing by the GS Parties (including their Service Providers) in the manner described in the Professional Services Agreement.

Section 2.8 Bankruptcy Code. The Parties acknowledge that (a) the licenses granted to the GS Parties under this Agreement are licenses of “intellectual property;” (b) the Escrow Agreement is “supplementary” to this Agreement, and (c) the subject matter of this Agreement and the Escrow Agreement is an “embodiment” of “intellectual property,” in each case of (a)-(c), as those terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code, as amended (the “Code”). The Parties intend that each GS Party, as a licensee of intellectual property, may retain and exercise all of its rights and elections under the Code. If Licensor (or any of its licensors) as a debtor in possession, or the trustee in bankruptcy, rejects this Agreement or the Escrow Agreement in whole or in part in a case under the Code or any analogous foreign statute, (i) GS may elect to retain and exercise its rights under this Agreement, the Escrow Agreement and any supplementary agreement, and (ii) Licensor shall provide, and shall cause its licensors and the trustee to provide, a copy of the Escrow Materials to GS in accordance with Article 8 (Escrow).

Section 2.9 Active Account Activity Reports.

(a)    The Licensed Software includes a function to produce reports with respect to the Active Account activity of the GS Parties that has occurred over specified periods of time (each, an “Active Account Activity Report”). The Active Account Activity Report will generate an Excel file with the following naming convention: GSBillingReport_6_nnnn_mmddyyyy.xlsx (where 6 is a fixed number which denotes that it is institution level, nnnn is the institution ID, and mmddyyyy is the report date). GS will use such function to produce Active Account Activity Reports, as further described below.

(b)    Beginning in the month following the month of first Production Use and each month thereafter, and for each Instance and for every institution (as designated in the Active Account Activity Report as described in Section 2.9(a)), GS shall run an Active Account Activity Report for the prior month (provided that each unique Active Account will be counted only once). Each such Active Account Activity Report, as well as a written acknowledgement from GS stating whether or not GS’s use of the Licensed Software has changed to a different Category, and if so, designating the new Category, shall be sent to Licensor within the first five (5) business days of each month.

(c)    If GS fails to provide each such Active Account Activity Report and such acknowledgement to Licensor within the first five (5) business days of a given month, then Licensor shall notify GS and GS shall send each such Active Account Activity Report and/or such acknowledgement, as applicable, to Licensor within five (5) business days of GS’s receipt of such notice. If GS fails to provide each such Active Account Activity Report and/or such acknowledgement within five (5) business days of GS’s receipt of such notice, then Licensor: (i) during normal business hours, may send an employee of Licensor to the relevant Designated Site(s) and/or Disaster Recovery Site(s), at GS’s expense, to monitor GS’s running of each such Active Account Activity Report and such Licensor employee may provide copies of such Active Account Activity Report(s) to Licensor; or (ii) if GS grants remote access rights to Licensor specifically for the purpose of running such Active Account Activity Report, Licensor may remotely access and generate the report; provided that, in each case, under no circumstances shall Licensor have access to any information regarding the customers of the GS Parties.

(d)    The Parties shall use the information in the Active Account Activity Reports for the determination of the number of Active Accounts being processed by the GS Parties (i.e., for purposes of calculating License Fees and Support Fees under this Agreement). Notwithstanding the foregoing, GS will have the right to dispute the accuracy of the information in the Active Account Activity Reports by providing to Licensor documentation supporting GS’s position that the Active Account Activity Report is inaccurate.

(e)    Subject to Section 2.9(d) and Section 6.3, if an Active Account Activity Report (including if generated pursuant to the last sentence of Section 2.9(c)) shows that the GS Parties are using the Licensed Software to process Active Accounts in excess of the then-current Paid Number of Active Accounts but GS has not paid to Licensor the applicable License Fees and Support Fees payable to Licensor for such excess Active Accounts pursuant to the terms of the Agreement and Exhibit A, then the terms of Section 2.1(a) shall apply.

Section 2.10 Additional Terms for Documentation. Licensor shall provide GS with an electronic copy of the Documentation. GS may print hard copies of the Documentation as is reasonably necessary for GS’s use of the Licensed Software, and may make and supply such copies of the Documentation in electronic form as is required for the purpose of GS’s offering services to third party GS customers. Unless GS’s offering to a third party customer will not permit it, GS shall reproduce and include Licensor’s copyright notices, proprietary markings, confidentiality legends or restrictive notices as reflected on the original of the Documentation being copied, on all copies in whole or in part made pursuant to this Section 2.10. If GS removes such notices, markings, legends and/or restrictive notices for the purpose of its offering to its third party customers, GS shall in each case notify Licensor accordingly, and GS shall require the relevant third party customer to use notices, markings, legends and/or restrictive notices which are in substance the same as on the originals (although referring to Licensor as a third party licensor in lieu of Licensor’s name) but which do not expressly claim or reserve the rights of a party other than Licensor.

ARTICLE 3

SUPPORT SERVICES; LICENSOR PERSONNEL

Section 3.1 Support Services Obligations.

(a)    Support Services Generally. GS hereby engages Licensor to provide to the GS Parties throughout the Support Services Term, and Licensor agrees to provide, the Support Services (including Licensor providing to GS all Updates to the Licensed Software as specified in this Agreement). Licensor shall perform all Support Services (i) in accordance with the provisions of this Agreement, (ii) in a manner that meets or exceeds applicable performance criteria set forth in Exhibit B, and (iii) in a professional, competent and workmanlike manner in accordance with generally accepted industry standards and practices, using fully trained and qualified Personnel.

(b)    Major Updates. With respect to those Updates that are updates, upgrades, replacement and successor products, new versions, new releases or Derivative Works of the Licensed Software (each a “Major Update”), Licensor will provide GS with notice (including release notes) when Licensor introduces the Major Update (subject to the third and fourth sentences of Section 2.2).

(c)    Minor Updates. With respect to those Updates that are bug or error fixes, patches, modifications (other than as provided as part of a Major Update), enhancements (other than as provided as part of a Major Update), or corrections (each a “Minor Update”), Licensor will provide GS with notice (including release notes) when Licensor introduces the Minor Update (subject to the third and fourth sentences of Section 2.2).

(d)    GS Approval or Rejection of Updates. GS may approve or reject the introduction of any Update into Production Use (whether a Major Update or a Minor Update). If rejected, subject to Section 3.1(g), Licensor will continue to support the then-current version of the Licensed Software that GS is operating.

(e)    Treatment of Certain Updates for Critical Issues. The Parties acknowledge and agree that circumstances may arise where GS wishes to reject the introduction of an Update into Production Use, but that Update contains critical bug or error fixes, patches, modifications, enhancements or corrections that GS requires (each, a “Critical Item”). In such event, Licensor as part of the Support Services will as promptly as reasonably practicable pull out such Critical Item(s) from the Update and will provide the Critical Item(s) to GS as a separate Update for introduction into Production Use. If the foregoing is not feasible, GS may elect to approve the introduction of the original Update into Production Use, subject to Section 3.1(f).

(f)    Defect Correction Once in Production Use. With respect to any element of the Licensed Software (or any Update) that is in Production Use, and regardless of whether such item has passed acceptance testing, Licensor as part of the Support Services will correct all Defects as promptly as reasonably practicable (and with respect to those Updates that are bug or error fixes, patches or corrections for security issues, Licensor will deliver such Updates to GS as soon as possible after a Party’s identification of such an issue or Defect).

(g)   Support for Prior Versions.

(i)    “Major Version” means a release of the Licensed Software that includes Updates developed and provided to GS under the Professional Services Agreement.

(ii)    As part of the Support Services, Licensor will support two Major Versions of the Licensed Software (including all Major Updates and Minor Updates incorporated therein) as follows: (A) the then-currently available Major Version of the Licensed Software for Production Use (“Current Major Version”); and (B) the Major Version of the Licensed Software for Production Use immediately preceding the Current Major Version; provided, however, that Licensor will support any Major Version preceding the Current Major Version for the greater of (x) two (2) years; and (y) as long as Licensor offers support for such Major Version to any other customer.

(iii)    Notwithstanding the foregoing, Licensor will continue to perform Support Services for the Major Version then in use by the GS Parties until GS has had adequate time to test and transition to the subsequent Major Version.

(h)    Regression Testing by Licensor. With respect to those Licensed Software platform enhancements that Licensor makes generally available to all of its customers, Licensor shall provide GS such enhancements as an Update as part of the Support Services. If provided in conjunction with the provision of Licensed Software platform enhancements that Licensor makes generally available to all of its customers, Licensor will include a full regression test of the GS custom code branch element of the Licensed Software before delivery at no extra charge to GS. Regression testing for any Update developed by Licensor pursuant to the Professional Services Agreement shall be performed under the Professional Services Agreement at the charges stated therein.

Section 3.2 Licensor Personnel.

(a)    To provide and complete the Support Services, Licensor will provide an adequate number of qualified and suitable Licensor Personnel.

(b)    Prior to assigning such Licensor Personnel to perform Support Services under this Agreement, Licensor will, at a minimum: (i) directly employ all Licensor employees and cause any subcontractors to directly employ all Personnel of such subcontractors; (ii) take all legally required steps to ensure that Licensor Personnel may work lawfully in the United States or any other jurisdiction where such services are provided; and (iii) no more than six (6) months prior to assigning such Licensor Personnel to perform the Support Services, conduct drug, credit, criminal and background checks on the Licensor Personnel to ensure that assigned Licensor Personnel are qualified and suitable in accordance with Section 3.2(a) (where such testing is permissible by Law), above; provided that Licensor will not permit any Licensor Personnel to provide the Support Services who, as indicated by such checks: (1) has been convicted of (or plead no contest to) (A) a crime involving dishonesty or breach of trust, or (B) a felony or the equivalent of a felony-level offense in jurisdictions that do not use that term, (2) is an individual identified, known or suspected to have connections with any person or organization identified by the United States Department of the Treasury Office of Foreign Asset Control as a criminal, terrorist or criminal or terrorist organization; or (3) failed a drug test. At GS’s request, Licensor will furnish evidence of compliance with this Section. Licensor will notify GS immediately upon becoming aware of any facts concerning Licensor Personnel that could be a violation of this Section and cooperate fully with GS in investigating any such matter.

(c)    In addition to the terms above, Licensor will not knowingly permit any of its employees or subcontractors’ employees to have access to the Support Services, Licensed Software, GS Intellectual Property, or the IT Assets of a GS Party or its Service Providers when such employee: (i) uses drugs in violation of applicable Law; or (ii) has been convicted of a crime in connection with a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a). During the Term of this Agreement, Licensor will take all reasonable precautions to ensure that none of such Licensor or subcontractor employees with access to the Support Services, the Licensed Software, GS Intellectual Property, or the IT Assets of a GS Party or its Service Providers are: (1) listed on the U.S. Department of Treasury, Office of Foreign Assets Control, Specially Designated Nationals and Blocked Persons List (available at www.treas.gov/ofac), (2) listed on the U.S. Department of State’s Terrorist Exclusion List (available at www.state.gov), (3) a citizen or resident of, domiciled in, or operating under license issued by, North Korea, Sudan, Syria, Iran or any jurisdiction now or later identified by the U.S. Department of State as a sponsor of international terrorism or which becomes subject to comprehensive economic sanctions by Law, executive order or regulations (except for individuals residing in the United States that have been granted the right by the U.S. Government to reside in and/or work in the United States), or (4) included on any list of entities or individuals maintained and updated by any U.S. government organization including the Denied Persons List and the Entity List maintained by the Department of Commerce to whom the unlicensed export of goods and services is prohibited by U.S. Laws, as updated from time to time.

(d)    Licensor will treat all Licensor employees as employees for all purposes (e.g. tax purposes, wage and hour purposes, benefits purposes, etc.). Licensor will cause each of its subcontractors to treat its Personnel as employees for all purposes (e.g. tax purposes, wage and hour purposes, benefits purposes, etc.). Licensor and its subcontractors, as applicable, will be solely responsible for payment of compensation of the Licensor Personnel and reporting, withholding or paying any associated taxes assessed by any relevant taxing authority (including, without limitation, contributions for worker's compensation, disability benefits, and unemployment insurance).

(e)    Licensor will, at all times, comply with all applicable international, federal, state, and local Laws, rules and regulations concerning Licensor employees (and will cause any of its subcontractors to, at all times, comply with all applicable international, federal, state, and local Laws, rules and regulations concerning its Personnel), including but not limited to equal employment opportunity and anti-discrimination Laws; wage and hour Laws (including Laws governing minimum wage, overtime, pay frequency and timeliness, wage deductions, wage statements and other notice and reporting obligations, and meal and rest periods); benefits Laws; sick, disability, family and medical, and other leave and paid time off Laws; accommodation Laws; immigration Laws; insurance Laws; mass layoff and plant closing Laws; Privacy Laws; and tax Laws.

(f)    GS may, in its sole discretion, request Licensor to remove any Licensor Personnel from performing Support Services hereunder for any lawful reason at any time, in which event Licensor will promptly remove such Licensor Personnel and GS will have no further obligation with respect to such Licensor Personnel except to pay Licensor for the Support Services performed by such Licensor Personnel prior to the removal from their assignment. This provision does not in any way require, endorse or approve (expressly or impliedly) Licensor’s continuing or terminating the employment of any Licensor Personnel removed under this paragraph.

(g)    Licensor will use all reasonable efforts to ensure that all Licensor Personnel continue to perform the Support Services until such services are completed. If Licensor Personnel are no longer employed by Licensor for any reason (or retained, in the case of approved subcontractors, if any), or GS requests Licensor remove the Licensor Personnel from performing Services under Section 3.2(f) above, Licensor will provide replacement qualified and suitable Licensor Personnel. Other than for Licensor Personnel removed at the request of GS pursuant to Section 3.2(f) (except to the extent that any such removal was for cause or the result of a breach of this Agreement by Licensor, any subcontractor or any Licensed Personnel), GS will not be obligated to pay Licensor for any fees associated with the time necessary to prepare such replacement Licensor Personnel to perform the assigned work at a satisfactory level.

(h)    All Licensor Personnel, when working on GS’s premises (including any colocation site) or accessing GS’s networks or systems (including those at any colocation site), any GS Data or any IT Asset (whether directly or remotely), will comply with all GS rules, policies and procedures made available to Licensor relating to security, safety, supervision, on-boarding and any other rules, policies and procedures applicable to such Licensor Personnel, including execution of applicable on- boarding documentation, and rules, policies and procedures applicable to non-employees, visitors, and guests. If GS determines, in its sole discretion, that further screening of Licensor Personnel is required because of the access to GS systems or premises contemplated by the Support Services, then notwithstanding any screening Licensor performs in accordance with this Agreement, GS may, at GS’ cost and expense, also conduct background, reference, educational, criminal record, credit and other checks, as well as finger printing and drug screens (where such testing is permissible by Law), and may require additional agreements on confidentiality and security with such Licensor Personnel.

(i)    Licensor shall ensure that its Personnel comply with all provisions of this Agreement applicable to Licensor. Licensor is liable to GS and, as between the Parties, to all other Persons, for (i) the failure of Licensor’s Personnel to comply with those provisions to the same extent that Licensor would have been had Licensor failed to comply, (ii) the acts and omissions of Licensor’s Personnel in breach of this Agreement, and (iii) all payments to and claims by Licensor’s Personnel relating to this Agreement.

(j)    Licensor will not subcontract any part of the Support Services or its obligations under the Agreement (including to Affiliates of Licensor, subcontractors, consultants, individual contractors, contingent workers, non-employees of Licensor, and other Persons) without prior written consent of GS in each case. In accordance with the preceding sentence, GS hereby provides its approval to the list of Licensor Affiliates and subcontractors attached hereto as Exhibit I. Licensor will ensure that the terms and conditions of any subcontract will conform in all material respects to the terms and conditions in this Agreement. Neither the performance of the Support Services by any Licensor subcontractor or other Licensor third party nor GS’s consent thereto will relieve Licensor of its obligations under this Agreement. Any breach of this Agreement by a subcontractor (whether or not approved by GS) will be deemed a breach of the Agreement by Licensor to the same extent as if Licensor had committed such breach.

Section 3.3 Key Personnel. With respect to Licensor Personnel identified by name as “Key Personnel” in Exhibit B, or as otherwise agreed to by the Parties in writing, Licensor will ensure that the Key Personnel are actively engaged in the provision of the Support Services and will observe and abide by the following policies and procedures with respect to the Key Personnel.

(a)    One of the Key Personnel will be an “Account Manager”. The Account Manager will be GS’s primary contact with respect to this Agreement. The Account Manager will have overall responsibility for directing all of Licensor’s activities and for the overall managing and coordinating of the delivery of Support Services, and will be vested with all necessary power and authority to fulfill that responsibility and make decisions on behalf of Licensor with respect to actions to be taken in the ordinary course of day to day performance of such services. The Account Manager will provide the Support Services to GS as his or her primary responsibility.

(b)    Two of the Key Personnel will be “Escalation Managers”, to whom GS may escalate issues regarding the Support Services. One Escalation Manager will be Licensor’s Chief Technology Officer (or its equivalent), and the other Escalation Manager will be Licensor’s chief software engineer (or Licensor’s next most senior software engineer if the chief software engineer and the Chief Technology Officer are the same person). Neither Escalation Manager will be dedicated to providing the Support Services to GS on a full-time basis and each Escalation Manager may service other customers of Licensor.

(c)    Licensor will not remove, reassign or replace the Key Personnel, or materially change any Key Personnel members’ function with respect to the Support Services without first notifying GS and meeting the requirements of Section 3.3(d) and Section 3.3(e). Licensor will not remove, reassign, or replace such Key Personnel until a replacement has been hired or reassigned and the role has been transitioned to such replacement, provided that this provision will not apply where such Key Personnel (i) have been terminated by Licensor for cause, (ii) have voluntarily left Licensor’s employ, or (iii) have involuntarily left Licensor’s employ due to death or illness.

(d)    If Licensor is advised that any Key Personnel’s employment with Licensor is terminating for any reason, Licensor will promptly notify GS of such event.

(e)    In the event of any vacancy or anticipated vacancy of any Key Personnel for any reason, Licensor will provide an appropriate replacement as soon as commercially practicable, at no additional cost of GS, and with GS’s prior written input regarding such replacement (not to be unreasonably withheld and provided as promptly as reasonably practicable). As part of obtaining such prior written input, Licensor will provide to GS, at a minimum, the name, resume and other information reasonably requested by GS of the Key Personnel’s proposed replacement, as well as an opportunity for GS to interview the proposed replacement. If in providing such input GS expresses any reasonable concerns with respect to the proposed replacement, Licensor will address such concerns. Any replacement will have the same level of seniority, expertise and authority as the Key Personnel being replaced. Section 3.4 Non-Disruption. Licensor acknowledges the importance of the continued availability of the Support Services. If there is a good-faith dispute between the Parties, (a) Licensor shall continue to perform the Support Services and its other obligations under this Agreement (subject to Licensor’s termination rights in Section 9.3), and (b) GS shall continue to pay all amounts due to Licensor in accordance with Article 6 of this Agreement.

ARTICLE 4

LICENSOR’S OBLIGATIONS

Section 4.1 Information.

(a)    Licensor shall, except to the extent prohibited by applicable Law or by an applicable contractual obligation, notify GS promptly if Licensor becomes aware of any claims, facts or circumstances that in Licensor’s reasonable judgement may adversely impact or are likely to adversely impact GS’s use of the Licensed Software or Licensor’s performance or GS’s receipt of the Support Services, including: (i) IT Assets interruptions; (ii) compliance lapses, enforcement actions or other regulatory actions; (iii) mergers, acquisitions, joint ventures, divestitures, business combinations or other similar corporate events (and with respect to this subsection (iii), to the extent not prohibited by applicable Law or by an applicable contractual obligation, Licensor at least will notify GS promptly of the existence of any such actual or potential corporate event (without revealing to GS the name(s) of the relevant counterparties)); (iv) an Event of Deteriorating Financial Condition; and (v) any information security issue or Vulnerability. Such information shall be considered Confidential Information of Licensor.

(b)    The following terms will apply if Licensor or Licensor’s parent Affiliate is no longer a public company. In such circumstance, in order for GS to verify the financial condition of Licensor and its Affiliates (such as the entity is solvent, profitable and not over-leveraged) and for GS to verify Licensor’s ability to perform in accordance with the terms of this Agreement, Licensor will furnish to GS either:

(i)    Subject to Section 4.1(b)(ii) and Section 4.1(b)(iii), information that would have been provided to the public if Licensor or Licensor’s parent Affiliate were a public company, to the extent Licensor or its parent Affiliate still prepares such information. Licensor will furnish such information to GS on the same schedule that Licensor would have been required to provide such information to the public; or

(ii)    To the extent Licensor or its parent Affiliate elects not to provide the information described in subsection (i), if Licensor or its parent Affiliate is preparing financial statements for a financing source(s), including bona fide financing group(s) and/or multiple parties (as long as such financing source(s) are not exclusively comprised of Licensor’s or its parent Affiliate’s owners), such financial statements (prepared in accordance with GAAP). Licensor may elect to furnish such information to GS on the same schedule that Licensor is required to provide such information to such financing source(s); or

(iii)    To the extent Licensor or its parent Affiliate elects not to provide the information described in subsection (i) and elects not to provide the information described in subsection (ii), such information agreed to by the Parties in writing that is sufficient to verify the financial condition of Licensor and its Affiliates (such as the entity is solvent, profitable and not over-leveraged) and for GS to verify Licensor’s ability to perform in accordance with the terms of this Agreement (which may include, if so agreed to by the Parties, summary income statements, balance sheets and cash flow statements (all prepared in accordance with GAAP)). Licensor will furnish such information to GS no less than annually. All information provided by Licensor or its parent Affiliate to GS pursuant to this Section 4.1(b) shall be considered Confidential Information of Licensor.

Section 4.2 Compliance with Laws. In performing their obligations under this Agreement, each Party shall comply with all applicable Laws, including all Laws governing Personal Information and the import or export of Software. Subject to Section 10.20, Licensor shall obtain all licenses and consents, and pay all fees, required by applicable Law for Licensor to fulfill its obligations, and for the GS Parties to exercise the rights and licenses granted, under this Agreement. Without limiting the generality of the foregoing, and by way of example and not limitation, Licensor shall comply with, and shall take no action or make any omission that would cause GS to fail to comply with, as applicable, the Gramm-Leach-Bliley Act of 1999 and its implementing regulations and guidelines (“GLBA”), the Bank Secrecy Act (and associated anti-money laundering (“AML”) duties), OFAC directives, the Equal Credit Opportunity Act, the Fair Housing Act, and other consumer protection Laws. In the event requested by GS in connection with an audit, investigation or inquiry by a Governmental Authority, Licensor shall furnish to GS a written statement certified by an authorized officer or senior manager of Licensor, stating that Licensor has, to the best of its knowledge, complied with all applicable Laws. Licensor shall notify GS promptly if Licensor or its Authorized Persons receive any complaint from any Person (including a Governmental Authority) relating to Licensor’s or its Authorized Persons’ actual or alleged failure to comply with any Laws applicable to this Agreement. Each Party shall cooperate with the other Party and any other Person in connection with any audit of either Party required under applicable Law.

Section 4.3 Business Continuity Plan.

(a)    Licensor shall have a business continuity/disaster recovery plan (“BCP”) for the licenses provided to GS under this Agreement and for the Support Services provided to GS under this Agreement. The BCP shall provide for the continuation of services in the event of a disruption or impairment that materially impacts Licensor’s ability to provide the services. Licensor shall perform the following tasks in support of its BCP:

(i)    Provide a copy of the BCP to GS upon execution of the Agreement and annually thereafter. Such BCP shall include the testing strategy along with documentation on the scope, executions and results of testing activity conducted. Additionally, Licensor will provide confirmation that there are no unactioned or open or residual issues relating to such testing within a reasonable timeframe after completion of such testing;

(ii)    Regularly review and test the BCP, no less than once per year in accordance with accepted industry practices for BCP testing to ensure that the BCP complies with BCP Standards (defined as generally accepted practices for business continuity planning) and provide GS with results of such regular testing (properly redacted to maintain the confidential nature of any relevant information provided to GS) at GS’s request;

(iii)   Specify escalation points of contact in the event of a BCP occurrence;

(iv)    Notify GS any time the BCP is revoked or the BCP plan is altered for the services offered to GS; and

(v)    Maintain and modify the BCP in a manner such that it is as comprehensive and effective as is the BCP in effect as of the Effective Date.

(b)    Upon fifteen (15) business days’ notice to Licensor and during normal business hours, GS has the right to audit and verify Licensor’s BCP to ensure that Licensor is maintaining adequate measures. GS may conduct audit and verification reviews itself or with the assistance of a third party organization (provided that the third party organization executes a confidentiality agreement that contains protections for confidential information comparable to this Agreement), at GS’s expense. All audits shall be performed in a manner intended to minimize disruption to the Parties’ respective businesses.

(c)    Licensor shall periodically provide, at GS’s written request, current information and documentation (including audits of its BCP, policies and procedures, summaries of test results, or other equivalent evaluations) confirming Licensor has satisfied its obligations hereunder.

Section 4.4 Manner of Performance.

(a)    Licensor will perform its obligations under this Agreement in a manner that does not materially interrupt, degrade or otherwise materially adversely impact the business or technical operations of GS and its Affiliates.

(b)    Licensor will perform its obligations under this Agreement diligently and in a timely manner, and in accordance with any applicable time schedules agreed to by the Parties. Without limiting the foregoing or Licensor’s other obligations under this Agreement, Licensor will promptly notify GS upon becoming aware of any circumstance that may be reasonably expected to jeopardize the timely and successful completion or delivery of any Support Service.

(c)    Licensor will use reasonable efforts to avoid or minimize delays in performance.

(d)    Except as otherwise agreed by the Parties, as between Licensor and GS, Licensor will be operationally, administratively and financially responsible for providing, managing, maintaining, updating and upgrading all facilities, equipment, software and other materials and resources located at Licensor’s or its Personnel’s facilities that are necessary to perform the Support Services. Unless otherwise agreed to by GS, GS will not provide Licensor or its Personnel with, or access to, any equipment, software and other materials and resources of the GS Parties and Service Providers that is located at a GS Party’s or its Service Provider’s facilities.

Section 4.5 Roadmap Review. On an annual basis, Licensor will present its then-current roadmap for the future development of the Licensed Software (e.g., planned features and functions, development pipeline, etc.) for GS’s review, comment and input. On a quarterly basis, Licensor and GS will hold “check- in” meetings with respect to any actual or anticipated changes in such then-current roadmap. With respect to each such presentation and meeting, (a) the Parties shall discuss any upcoming changes that may be required in GS’s environment as a result of such roadmap; and (b) Licensor shall make good faith efforts to consider GS’s comments and input to the roadmap and may modify the roadmap to reflect such comments and input. For clarity, any failure of Licensor to so modify the roadmap will not constitute a breach of this Agreement.

Section 4.6 Non-Exclusivity. This Agreement is non-exclusive. GS and/or any of its Affiliates will have the right to, and may, obtain from third parties, or develop itself, a system that is the similar to the Licensed Software, provided that no Licensed Material, Licensor Intellectual Property or Licensor Confidential Information is utilized in the development of any such similar system. Licensor and/or any of its Affiliates and it agents will have the right to provide the Licensed Material and/or provide any other products and/or services to any third party; provided that the foregoing will not affect the rights of the GS Parties under this Agreement in any manner. With respect to GS, nothing in this Agreement will be construed as a requirements contract, and GS makes no commitment for any minimum or maximum volume, scope, or value under this Agreement.

Section 4.7 Services Generally.

(a)    Licensor’s responsibilities to perform the Support Services will include the performance of all tasks, activities, functions and responsibilities to the extent they are inherent, customary and/or reasonably necessary for the proper performance of such Support Services, regardless of whether they are specifically described in this this Agreement.

(b)    Licensor will cause the Licensed Software through Updates provided as part of the Support Services to evolve and to be modified, enhanced, supplemented and replaced as necessary to keep pace with: (i) changes in applicable Laws (including those Laws and changes thereto that govern those operations and activities for which GS and its Affiliates use the Licensed Software); (ii) changes in PCI standards; and (iii) changes in card network rules. Such modifications, enhancements, supplements and replacements will be deemed to be included within the scope of the Licensed Software and Support Services, and will not be deemed new services for which additional amounts are payable by GS. For clarity, such modifications, enhancements, supplements and replacements will not include modifications, enhancements, supplements and replacements developed under the Professional Services Agreement at GS’ request.

Section 4.8 Other Changes to Licensed Software. To the extent that Licensor develops new features and functions for the Licensed Software with or for Licensor’s other customers (even if such development was paid for by any such customer), then Licensor shall offer such features and functions as Updates to GS (unless Licensor is contractually prohibited from incorporating those features and functions into the Licensed Software) subject to the terms of Section 3(c) of Exhibit A.

ARTICLE 5

CONFIDENTIALITY AND DATA SECURITY

Section 5.1 Confidential Information. Subject to Section 5.4, “Confidential Information” of a Party and its Affiliates (the “Discloser”) means all confidential or proprietary information of, held by, or concerning Discloser or its Personnel, licensors, or potential or actual customers, whether in verbal, written, electronic, graphic or other form, including Discloser’s customer and client lists; internal controls; business, technical and financial information; computer Software, data processing, and communications architectures, systems, applications, programs, and routines; business affairs, planning and methods, and proposed methods of conducting business; data; metadata; Source Code; know-how; Trade Secrets, and long-term plans and goals, whether (a) disclosed by or on behalf of Discloser to the other Party or its Affiliates or its Personnel (“Recipient”), or (b) obtained by Recipient in any other manner, including through (i) observing or accessing Discloser’s business activities, documents, Software or materials, or (ii) communications with parties authorized by Discloser to communicate with, or otherwise provide information to, Recipient concerning Discloser or any of the services under this Agreement. Subject to Section 5.4, Discloser’s Confidential Information includes all documents and other materials Recipient or its Personnel generate to the extent describing, summarizing, commenting on, or otherwise containing Discloser’s Confidential Information. Without limiting the foregoing and subject to Section 5.4, GS’s Confidential Information includes (A) all information Licensor obtains in connection with accessing GS’s websites, Software or IT Assets; (B) GS Intellectual Property; and (C) Personal Information of the GS Parties and Service Providers. Without limiting the foregoing and subject to Section 5.4, Licensor’s Confidential Information includes (X) Licensor Intellectual Property (including, without limitation the Licensed Material); and (Y) Personal Information of Licensor, its Affiliates and its subcontractors. The provisions of this Agreement shall be deemed to be the Confidential Information of both Parties. For the avoidance of doubt, Confidential Information of a Party also includes information which has been disclosed to such Party by a third party, which Party is obligated to treat as confidential or secret. As between the Parties, all Confidential Information of a Discloser shall remain the exclusive property of Discloser or its suppliers and licensors (unless the relevant information is the Confidential Information of both Parties). The Discloser’s disclosure of the Confidential Information does not constitute an express or implied grant to the Recipient of any rights to or under the Discloser’s Intellectual Property rights. Except as expressly permitted under this Agreement, without the prior written permission of the Discloser, Recipient will not sell, assign, license, market, transfer or otherwise dispose of, give or disclose the Confidential Information of Discloser to any person, firm or corporation, or permit any agent or employee to do the same.

Section 5.2 Obligations. Recipient shall maintain in confidence Discloser’s Confidential Information and protect that Confidential Information from any unauthorized disclosure, access, use, destruction, alteration or loss (“Information Loss”), exercising at least the same degree of care as Recipient exercises for its own Confidential Information, but not less than a reasonable degree of care. With respect to Personal Information of actual or potential customers of the GS Parties (the “GS Customer Personal Information”), Licensor also shall implement and maintain security practices and procedures that are consistent with leading industry standards, but no less protective than as are required to maintain a reasonable standard of security and comply with all Privacy Laws. For purposes of this Agreement, a “reasonable” standard of security includes at least those standards employed by Licensor as of the Effective Date, as well as physical, administrative and technical safeguards, including (a) education and training of employees on the proper use of information systems and information security systems, and (b) the use of (i)    secure authentication protocols and devices consistent with current industry standards; (ii) secure access control measures consistent with current industry standards for access to logical and physical resources; (iii)    current industry standard encryption for all transmission of GS Customer Personal Information across public networks; (iv) automated security measures, including current industry standard perimeter monitoring and protection systems, auditing systems, firewalls, and security agent Software capable of detecting and mitigating threats from Vulnerabilities; and (v) encryption technology consistent with current industry standards for all devices on which GS Customer Personal Information is stored or transmitted, including fixed disks, removable media, other portable devices, and electronic media.

Section 5.3 Additional Obligations. Subject to Section 5.5, Recipient shall not, nor permit or assist any Person to, (a) use or copy Discloser’s Confidential Information except as necessary to perform Recipient’s obligations under this Agreement, or (b) disclose Discloser’s Confidential Information to any Person other than Recipient’s Personnel, attorneys, auditors or accountants who require the Confidential Information to act on Recipient’s behalf in connection with Recipient’s obligations under this Agreement (collectively, “Authorized Persons”), except that the GS Parties may disclose Licensor’s Confidential Information to Governmental Authorities with regulatory or oversight jurisdiction over the GS Parties, or in the course of fulfilling a GS Party’s regulatory responsibilities (each such disclosure by a GS Party, a “Regulatory Disclosure”). Recipient (A) shall ensure that its Authorized Persons with access to Discloser’s Confidential Information (x) comply with this Article as if they were parties to this Agreement in place of Recipient and (y) are bound by written confidentiality obligations, or are otherwise under a duty of confidentiality, sufficient to protect Discloser’s Confidential Information in a manner that is consistent with this Article; and (B) is liable to Discloser for the failure of Recipient’s Authorized Persons to comply with this Article to the same extent that Recipient would have been had Recipient failed to comply. With respect to Confidential Information of Discloser, Recipient shall include on all copies of such Confidential Information any copyright or other confidentiality or proprietary notices appearing on the original version. Licensor shall not transfer, export, distribute or otherwise communicate any of GS’s Confidential Information outside of the United States for any purpose without the prior written consent of GS.

Section 5.4 Exclusions. “Confidential Information” excludes information that (a) is or becomes generally available to and known by the public, other than due to Recipient’s breach of this Article; (b) Recipient rightfully possessed without a duty of confidentiality before obtaining it from Discloser; (c) Recipient received on an unrestricted basis from a source unrelated to either Party and not under a duty of confidentiality with respect to the information; or (d) Recipient developed independently of the disclosed information and for which Recipient provides documentary evidence maintained contemporaneously with the development that verifies the development was independent. Any exclusion from the definition of Confidential Information set forth in the foregoing sentence does not apply to (i) Personal Information; and/or (ii) that GS Data that is data, metadata, reports, input and output processed or generated by or on behalf of the GS Parties as a result of their use of the Licensed Software. As between the Parties, Recipient bears the burden of proving that any information Recipient obtains from Discloser is not Confidential Information.

Section 5.5 Required Disclosure. Except for Regulatory Disclosures, Recipient shall (a) to the extent permitted by Law, notify Discloser as promptly as possible if Law requires, or a Governmental Authority of competent jurisdiction requires or requests, that Recipient disclose Discloser’s Confidential Information and (b) use reasonable efforts to allow Discloser an opportunity to seek injunctive relief from, or a protective order with respect to, the contemplated disclosure, and Recipient shall cooperate in these efforts. Recipient may disclose only that portion of Discloser’s Confidential Information that Recipient’s counsel advises is not subject to privilege and must be disclosed.

Section 5.6 Remedies. Recipient acknowledges that Discloser’s Confidential Information is valuable and proprietary to Discloser, and any Information Loss or other breach of this Article may cause Discloser irreparable injury such that the available remedies at law may be inadequate. Without limiting any of Discloser’s other rights and remedies, if there is an Information Loss or other breach of this Article or threat of the foregoing, (a) Recipient promptly shall notify Discloser and cooperate with Discloser to regain possession of its Confidential Information and prevent any further Information Loss, and (b) Discloser may obtain any injunctive or other equitable relief that a court of competent jurisdiction deems proper (including an order restraining any threatened or future Information Loss), on use of affidavit evidence or otherwise, and without furnishing proof of actual damages or posting a bond or other surety.

Section 5.7 Return of Information. At Discloser’s request, Recipient shall (a) stop using and copying Discloser’s Confidential Information, (b) to the extent permitted by applicable Law, (i) return to Discloser all of Discloser’s Confidential Information in Recipient’s or its Authorized Persons’ possession or control, or (ii) destroy that Confidential Information in a manner that makes the Confidential Information non-readable and non-retrievable, and (c) provide Discloser with a certificate of return or destruction that includes the dates and facts of the return or destruction and is signed under oath by an officer of Recipient. Notwithstanding the foregoing, (A) Recipient has no obligation to return or destroy Discloser’s Confidential Information backed up from a computer system in the ordinary course of Recipient’s business, but that Confidential Information remains subject to all applicable obligations under this Agreement, and (B) except if this Agreement is terminated by Licensor in its entirety (including the license grants to the GS Parties herein) in accordance with Section 9.3(b), GS has no obligation to return, destroy or stop using any Licensed Material or Escrow Materials during the term of the license therefor, and all Licensed Material and Escrow Materials remain subject to the provisions of this Agreement.

Section 5.8 Duration; Conflict. Each Party’s obligations in this Article 5 with respect to the other Party’s Confidential Information and Trade Secrets will survive in perpetuity any termination or expiration of this Agreement until: (i) with respect to Confidential Information, the relevant Confidential Information falls into one of the exclusions set out in Section 5.4 (provided, however, that no such exclusion shall apply to Personal Information or that GS Data that is data, metadata, reports, input and output processed or generated by or on behalf of the GS Parties as a result of their use of the Licensed Software); and (ii) with respect to Trade Secrets, until such Trade Secrets no longer qualify as Trade Secrets under applicable Law. If a provision in this Agreement conflicts with a provision in any non-disclosure agreement, confidentiality agreement, or similar agreement between the Parties, the provision in this Agreement governs to the extent of the conflict.

Section 5.9 Data Security. Licensor hereby agrees to adhere to (and will cause its Personnel to adhere to) the data security requirements set forth in Exhibit G (i.e., the Data Protection Addendum (defined below)).

ARTICLE 6
PAYMENT

Section 6.1 Fees. Subject to Section 6.3, GS will pay Licensor (i) the License Fee and Support Fee calculated in accordance with, and pursuant to the payment schedule set forth in, Exhibit A; (ii) Taxes in accordance with Section 6.2; and (iii) expenses that are pre-approved by GS in accordance with Section 6.1(e). There are no fees, charges or expenses for the Licensed Material or the Support Services other than the fees expressly set forth in this Agreement.

(a)    Initial License Fee. “Initial License Fee” has the meaning ascribed to it in Exhibit A. Notwithstanding the fact that the license rights of the GS Parties to the Licensed Material commence on the Effective Date, the Initial License Fee payable by GS may be invoiced by Licensor in the manner described in Exhibit A.

(b)    Initial Support Fee. “Initial Support Fee” has the meaning ascribed to it in Exhibit A. Notwithstanding the fact that Licensor will commence providing the Support Services on date that the Licensed Software is in Production Use, the Initial Support Fee payable by GS may be invoiced by Licensor in the manner described in Exhibit A.

(c)    Payment by GS; Invoice Submission. GS shall pay all properly delivered invoices within forty-five (45) days of receipt (which such invoice must include any expense documentation for pre-approved expenses, if any). Licensor shall submit all invoices electronically via email directly to the following: [***] (and to such other addresses as GS may reasonably request in advance).

(d)    Additional Terms. No amount arising under this Agreement will be due from GS prior to the execution of this Agreement, and GS’s receipt of a valid invoice from Licensor.

(e)    Reimbursable Expenses. Licensor shall not charge or invoice GS for any expenses (including any charges, expenses or fees payable to any third party, any Licensor Affiliate or any Licensor Personnel) without GS’s prior written consent (which GS may give or not give in its sole discretion). If GS provides such consent, Licensor will submit such expenses to GS in reasonable detail, together with copies of supporting documentation. All such expenses will be reimbursable by GS only if they are in accordance with GS’s then-current travel and expense policy.

(f)    Timeframe to Invoice. All invoices for License Fees, Support Fees and any pre-approved expenses must be properly delivered by Licensor to GS no more than one hundred and twenty (120) days after the relevant rights are granted or the relevant service is rendered or the relevant expense is incurred. Licensor shall be deemed to have waived the right, and GS’s will not be responsible, for such payment if an invoice is not received within this timeframe.

(g)    No Unauthorized Amounts. Notwithstanding anything to the contrary in this Agreement, GS will have no obligation to pay Licensor any amounts that are invoiced by Licensor but that are not expressly set forth in this Agreement as chargeable to GS (i.e., the License Fees (as the same may be increased, as described in Exhibit A), the Support Fees (as the same may be increased, as described in Exhibit A), Taxes, and expenses that are pre-approved by GS) or that are not otherwise agreed to by the Parties in writing and in advance [***].

(h)    License Fee Increases. The License Fee may be increased by Licensor solely as described in Section 2(c) of Exhibit A.

(i)    Support Fee Increases. The Support Fee may be increased by Licensor solely as described in Section 3(c) of Exhibit A.

Section 6.2 Taxes. Prices in this Agreement do not include any applicable sales, use, ad valorem or similar taxes (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority. GS shall pay such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be provided to Licensor upon request. To the extent Licensor is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by GS in accordance with this Agreement, unless GS is exempt from such Taxes and furnishes Licensor with a certificate of exemption. Licensor is responsible for complying with all Tax Laws applicable to the provision of Support Services. Licensor shall be responsible for all taxes imposed on Licensor's income or property.

Section 6.3 Disputes. GS may, in writing to Licensor, dispute in good faith any amount invoiced by Licensor under this Agreement. “Disputed Amount” means those amounts invoiced by Licensor that GS disputes in good faith in the aggregate and across all invoices.

(a)    At any given time, if GS disputes any invoices, then (i) [***], and (ii) GS shall pay Licensor all undisputed invoiced amounts [***] pursuant to Section 6.1; provided, however, that such payment(s) shall not affect the fact that such amounts are in dispute.

(b)    Licensor acknowledges that (i) GS’s failure to pay any amount GS disputes in good faith [***] is not a breach of this Agreement, and (ii) GS’s failure to identify a disputed amount before payment does not limit or waive any of GS’s rights or remedies with respect to that amount [***]; provided, however, GS shall be deemed to have waived the right to dispute a charge if GS does not dispute a charge within one hundred and twenty (120) days of its receipt of the invoice (subject, however to the terms of Section 6.5(a)).

(c)    Licensor will not suspend/terminate/cancel/interrupt/charge additional fees for any Support Service provided to GS or begin collection proceedings for GS’s nonpayment of Disputed Amounts.

(d)    Without limiting GS’s rights in this Section 6.3, in the event of an invoicing clerical error, GS will notify Licensor of the same and, if agreed by Licensor that a clerical error has occurred, Licensor will correct and resend the invoice to GS for payment.

(e)    Any monetary dispute under this Section 6.3 that is not resolved within thirty (30) days of GS’ written notice to Licensor of such dispute shall be submitted to the dispute resolution process pursuant to Section 10.7.

Section 6.4 Records. Licensor shall prepare and maintain accurate accounting records of all License Fees and Support Fees in the normal course of business and in accordance with GAAP. During the term of this Agreement, and for a period of at least three (3) years thereafter or longer as directed by GS to comply with applicable Law, Licensor shall (a) retain time sheets, records and other supporting documentation sufficient to document fees, expenses, Licensor’s provision of the Support Services, and Licensor’s compliance with all applicable Laws and terms of this Agreement, (b) maintain backup, security and other measures sufficient to protect that documentation from loss, alteration, destruction or unauthorized disclosure, and (c) promptly provide that documentation to GS at GS’s reasonable request.

Section 6.5 Audits.

(a)    From time to time, but no more often than once in any twelve (12) consecutive month period, during regular business hours and upon reasonable advance notice (except to the extent otherwise required for audits performed by any Governmental Authority or any supervisory authority), GS, its regulators and its internal and external auditors may perform audits of Licensor’s facilities, equipment, operational systems, policies, procedures, books and records (electronic or otherwise) for the purpose of inspecting, examining and assessing (i) Licensor’s provision and performance of the Support Services, (ii) that Licensor's invoices and reports to GS are accurate, and/or (iii) Licensor’s compliance with the terms and conditions of the Agreement, and applicable Laws, including but not limited to vendor management, information security, technology risk, operations and compliance policies and procedures, security, cybersecurity, business continuity and contingency plans. Licensor agrees to respond to all requests for information truthfully, completely and reasonably promptly. Licensor shall provide, upon GS’s reasonable request, access to facilities where the Support Services are being performed, to personnel who provide the Support Services, and to data and records relating to this Agreement and the Support Services. If any audit reveals that Licensor has charged GS any amount that GS is not obligated to pay under the Agreement (an “Overcharge”), Licensor shall give GS a credit in the amount of the Overcharge on Licensor’s next invoice (and if there are no more invoices to be sent under this Agreement, Licensor shall promptly refund the Overcharge to GS in cash). If the Overcharge exceeds five percent (5%) of the correct amount payable, Licensor also shall reimburse GS for all reasonable expenses incurred by GS in connection with the audit. If any audit reveals that GS has underpaid any amounts due to Licensor under this Agreement, GS will remit to Licensor such amounts due within forty-five (45) days after receiving from Licensor an invoice therefor.

(b)    At GS’s reasonable request, Licensor will cause to be conducted third party audits of its operations in each country in which Licensor performs its obligations under this Agreement. The audit described in this Section 6.5(b) will be conducted by a recognized auditing firm, and Licensor shall provide such auditor with such assurance of management as may be required, in conformance with the requirements for a SOC 1 audit and a SOC 2 audit, each under American Institute of Certified Public Accountants SSAE 18 (“SSAE 18”), or any successor or substitute statement adopted by such (or, in those jurisdictions in which SSAE 18 standards do not apply, a comparable auditing standard), and its scope will include the processes and internal controls maintained by Licensor to provide the Support Services to GS under this Agreement. Promptly after completion of each such SSAE 18 audit (or comparable audit), Licensor will provide GS with a copy of the audit report. In all cases the scope of the audits shall be as to the services that Licensor performs for GS under this Agreement. Licensor shall provide GS’s auditors reasonable input into the scope of each proposed audit. In addition, Licensor will promptly correct any deficiencies (including “Matters Requiring Attention”), concerns or weaknesses expressed in the audit report and will provide a summary report promptly to GS of those responses and Licensor’s success in correcting those concerns or weaknesses. GS will reimburse Licensor for its reasonable external expenses and internal resources required for conducting any such audit requested by GS, provided, however, that to the extent the scope of any such requested audit overlaps with the scope of any other third party audit that Licensor itself has conducted, then GS will be reimburse Licensor for those reasonable external expenses that are incremental and the direct result of GS’s audit request.

Section 6.6 Insurance. Without limiting Licensor’s liability or other obligations to GS or other Persons, Licensor shall maintain, at its expense, the insurance coverages as set forth in Exhibit C attached hereto.

ARTICLE 7

REPRESENTATIONS, INDEMNIFICATION AND LIABILITY

Section 7.1 General Representations.

(a)    As of and at all times after the Effective Date, Licensor represents and warrants that (i) it is duly organized and in good standing under the Laws of the jurisdiction of its organization; (ii) it has the right to enter into this Agreement and perform its obligations under this Agreement without violating the terms or provisions of any other agreement or contract to which it is a party and has all requisite power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement; and (iii) its execution, delivery and performance of this Agreement: (x) have been duly authorized by all necessary action on its part and (y) do not and will not violate, conflict with or result in the breach of any provision of its charter or by-laws (or similar organizational documents).

(b)    As of and at all times after the Effective Date, GS represents and warrants that: (i) it is duly organized and in good standing under the Laws of the jurisdiction of its organization; (ii) it has the right to enter into this Agreement and perform its obligations under this Agreement without violating the terms or provisions of any other agreement or contract to which it is a party and has all requisite power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement; and (iii) its execution, delivery and performance of this Agreement: (x) have been duly authorized by all necessary action on its part and (y) do not and will not violate, conflict with or result in the breach of any provision of its charter or by-laws (or similar organizational documents).

(c)    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICE, SOFTWARE, HARDWARE, DELIVERABLES OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTY THAT SERVICES WILL BE UNINTERRUPTED OR ERROR FREE.

Section 7.2 Additional Licensor Representations. Licensor represents and warrants that:

(a)    As of the Effective Date and at all times thereafter during the Support Services Term, Licensor’s delivery of, and the GS Parties’ use of (in accordance with applicable Law) and other exercise of rights with respect to, the Licensed Material and Licensor’s performance and the GS Parties’ receipt of the Support Services, do not and will not violate any applicable Law; provided, however, that Licensor will not be responsible pursuant to the foregoing if: (i) GS enters into the Licensed Software parameters that directly cause GS to fail to comply with any such Laws (e.g., GS enters into the Licensed Software a rate of interest that is contrary to applicable Law), but the foregoing exception will not apply if the relevant parameter was set by Licensor (unless directed to do so by GS) or at Licensor’s direction; or (ii) Licensor has delivered to GS a release of the Licensed Software that Licensor has informed GS in writing is necessary to comply with changes in applicable Law;

(b)    As of and at all times after the Effective Date, Licensor’s delivery of, and the GS Parties’ use of and other exercise of rights with respect to the Licensed Material and Licensor’s performance and the GS Parties’ receipt of the Support Services do not and will not infringe or otherwise violate, trespass or in any manner contravene, breach or constitute the unauthorized use or misappropriation of, or conflict with, any Intellectual Property right of any third party, and there is no claim or action pending or threatened against Licensor (or any customer of Licensor) alleging any of the foregoing; provided, however, that Licensor will not be responsible pursuant to the foregoing if Licensor has delivered to GS a release of the Licensed Software that Licensor has informed GS in writing is necessary to avoid an infringement and/or misappropriation claim;

(c)    As of and at all times after the Effective Date during which GS has a license to use the Licensed Material, Licensor possesses, and will possess, all rights, licenses, authorizations and consents, and has timely paid and will timely pay all fees and royalties, necessary for Licensor (i) to perform its obligations under this Agreement, and (ii) to grant the GS Parties, and for the GS Parties to receive and exercise, the rights and licenses granted to the GS Parties under this Agreement; Licensor shall disclose to GS any development that may have a material impact on its ability to perform its obligations under the Agreement, including provision of Support Services effectively and in compliance with applicable Laws;

(d)    As of and at all times after the Effective Date during which GS has a license to use the Licensed Material, Licensor has and will have good title to all Licensed Software (or, with respect to Third Party Materials, has and will have adequate license rights), free and clear of all liens, claims or encumbrances;

(e)    For a period of ninety (90) days following the date that the Licensed Software is in Production Use (“Warranty Period”), the Licensed Software: (i) shall conform in all material respects to the Documentation; and (ii) shall in all material respects meet the functional, performance and reliability requirements set forth in the Documentation;

(f)    At the time of each delivery of the Licensed Material to GS (including each Update), the Licensed Material will not contain (and Licensor prior to each such delivery shall have used commercially available scanning tools to identify and remove from the Licensed Material (including each Update)) any Vulnerabilities, including malicious or other codes or programming devices that might be used to access, modify, delete, damage, deactivate, disable or impair the operation of the Licensed Material or any other software, firmware, computer hardware, network or data of the GS Parties, including without limitation any worms, viruses, disabling code, time bombs or Trojan horses. Notwithstanding the foregoing, if any such Vulnerability in the Licensed Material (including any Update) is discovered after the time of the relevant delivery, Licensor as soon as practicably reasonable will remove the Vulnerability and remediate the issue as part of the Support Services and at no additional charge to GS;

(g)    As of the Effective Date and at all times thereafter during the Support Services Term, all Updates will at the time of delivery to GS, at a minimum, be consistent with industry standards then in effect with respect to data protection and security, and be backwardly compatible with the data structures, databases and system architectures employed with previous versions of the Licensed Software then in use by GS. No Update will result in any material loss or degradation of the functionalities, capabilities, features or security of the Licensed Software as set forth in the Documentation. Provided GS is then receiving Support Services, if Licensor renames, reintroduces or newly introduces the Licensed Software as a different product and that product performs substantially the same features and functions of the Licensed Software, then, at GS’ request to have the new product, such renamed, reintroduced or newly introduced product will be considered to be Software and licensed hereunder as Licensed Software at no additional License Fee or Support Fee;

(h)    As of and at all times after the Effective Date, Licensor has not directly or indirectly offered or provided, and will not offer or provide, any GS Personnel any gratuity, merchandise, cash, service, benefit, fee, commission, dividend, gift or other consideration as an inducement in connection with this Agreement;

(i)    As of and at all times after the Effective Date, the Escrow Materials (as defined in Section 8.1 below) are and will be accurate, complete and sufficiently documented to enable a Software developer of reasonable skill to understand, modify, debug, compile, assemble, support and otherwise utilize all aspects of the Licensed Software to which they pertain, without reference to other sources of information;

(j)    As of and at all times after the Effective Date, except as disclosed in Exhibit A, as may be modified only in a writing signed by the Parties (with agreement by GS not to be unreasonably withheld or delayed), no Open Source Software, or Software licensed to Licensor by any other Person, is included or embedded in, or required for the GS Parties to use, operate or otherwise exercise their rights with respect to, any Licensed Software;

(k)    As of and at all times after the Effective Date, the licensing terms for the Open Source Software disclosed above in Section 7.2(j) do not and will not (i) require the licensing, disclosure or distribution to any other Person of any Intellectual Property of the GS Parties (including the GS Intellectual Property), other than Source Code licensed to GS that was Open Source Software prior to being licensed to GS, (ii) prohibit or limit the receipt of consideration in connection with the licensing, sublicensing or distribution of any Intellectual Property of the GS Parties (including the GS Intellectual Property) to other Persons, (iii) allow any Person to decompile, disassemble or reverse engineer any Intellectual Property of the GS Parties (including the GS Intellectual Property), or (iv) otherwise impose any limitation, restriction or condition on the right or ability of the GS Parties, or their licensees or licensors, to license, disclose, distribute, reproduce or otherwise use any Intellectual Property of the GS Parties (including the GS Intellectual Property);

(l)    As of and at all times after the Effective Date, with respect to the Open Source Software and third party Software disclosed above in Section 7.2(j) or otherwise included or embedded in the Licensed Software (“Third Party Materials”), GS’s rights and Licensor’s obligations under this Agreement with respect to the Licensed Software will apply also to all Third Party Materials, including GS’s rights, and Licensor’s obligations, with respect to indemnification of GS by Licensor under this Agreement (but, for clarity, such indemnification obligations will not extend to any third party Software that (i) is provided to GS by Licensor as a separate unit of Software on a standalone basis, (ii) is not included or embedded in the Licensed Software by Licensor, and (iii) is not sublicensed by Licensor to GS in writing). GS’s rights, and Licensor’s obligations, will not be restricted or limited in any way by either the provision and use of any Third Party Materials in connection with this Agreement;

(m)    As of and at all times during which Licensor has an obligation to perform the Support Services, Licensor will perform the Support Services in a professional and workmanlike manner, consistent with applicable industry standards;

(n)    As of and at all times during which Licensor has an obligation to perform the Support Services, each of the Licensor Personnel assigned to perform Support Services has and will have the proper skill, training and background so as to be able to provide such services in a competent and professional manner; and

(o)    [***]

Section 7.3 Indemnification.

(a)    As used in this Section 7.3:

(i)    “Claims” means any and all suits, claims, demands, actions and proceedings threatened or brought by third parties.

(ii)    “Licensor Indemnitees” means Licensor and its Affiliates and each of its and their Personnel, managing directors, partners, officers, employees, successors, assigns, agents and representatives.

(iii)    “GS Indemnified Parties” means the GS Parties and the Divested Entities and each of its and their Personnel, Service Providers, managing directors, partners, officers, employees, shareholders, successors, assigns, agents and representatives.

(iv)    “Losses” means any actual liabilities, damages, costs, losses, obligations and expenses that are incurred in connection with a Claim, including court costs, investigation costs, and reasonable attorneys' and experts’ fees and expenses.

(b)    Licensor shall, at its sole expense, defend, indemnify, and hold harmless the GS Indemnified Parties from and against any and all Claims and Losses to the extent arising from or in connection with or relating to:

(i)    Licensor or Licensor Personnel actions or omissions that are an actual or alleged breach of this Agreement;

(ii)   any assertion that any Licensor Personnel are employees of a GS Indemnified Party;

(iii)    the performance, provision or utilization of any Licensed Material, concepts, information or process designed, procured or delivered by Licensor to GS hereunder or any portion thereof constitutes an infringement, violation, trespass, unauthorized use, misappropriation, contravention or breach of any Intellectual Property right of any third party; or

(iv)    all claims for personal injuries, death or damage to tangible personal or real property, including claims of any employee of a GS Indemnified Party, to the extent caused by acts or omissions of Licensor or any of its Affiliates or its or their Personnel.

With respect to Licensor’s obligation to indemnify the GS Indemnified Parties pursuant to Section 7.3(b)(iii), Licensor shall have no obligation to indemnify any of the GS Indemnified Parties to the extent that the Claim of infringement or misappropriation is caused by: (1) any of the GS Indemnified Parties’ modification of the relevant item unless Licensor specifically directs, approves or authorizes such modification in writing; (2) such GS Indemnified Parties’ use of such item in combination with any other item not owned, furnished, approved or recommended by Licensor in writing where the infringement or misappropriation would not have occurred but for such combination and where the combination was not contemplated by the Parties in writing with respect to the Licensed Software; (3) Licensor has delivered to GS a release of the Licensed Software that Licensor has informed GS in writing is necessary to avoid an infringement and/or misappropriation claim; or (4) Licensor’s compliance with specifications provided by GS, where such specifications require that Licensor develop and implement Work Product, if any, for GS where such infringement would not have occurred but for compliance with GS’s specifications, except to the extent Licensor knew that such compliance would result in such infringement.

(c)    GS shall, at its sole expense, defend, indemnify, and hold harmless the Licensor Indemnitees from and against any and all Claims and Losses to the extent arising from or in connection with or relating to:

(i)    the GS Parties’ or their Personnel’s actions or omissions that are an actual or alleged breach of this Agreement; or

(ii)    all claims for personal injuries, death or damage to tangible personal or real property, including claims of any employee of Licensor or any of its Affiliates, to the extent caused by acts or omissions of GS or any of its Affiliates or its or their employees or agents.

Section 7.4 Procedure. The applicable indemnified party will give the applicable indemnifying party prompt notice of any demand by the indemnified party for indemnification that is based on a Claim to be indemnified as set forth in Section 7.3(b) or Section 7.3(c), as applicable, as well as copies of any papers served on the indemnified party relating to that Claim, but the indemnified party’s failure to provide or delay in providing that notice or those copies will not release the indemnifying party from its obligations under this Article 7, except to the extent the failure or delay materially prejudices the indemnifying party’s ability to defend or settle the Claim. The indemnifying party has the exclusive right to conduct the defense of any Claim and any negotiations for its settlement, except that (a) the indemnifying party may not bind any indemnified party to any agreement without the indemnified party’s prior written consent, which the indemnified party may not unreasonably withhold or delay, (b) the indemnified party will assist the indemnifying party in its defense of any Claim, at the indemnifying party’s request and expense, (c) the indemnified party may participate at its expense in the indemnifying party’s defense of or settlement negotiations for any Claim with counsel of the indemnified party’s own selection, and (d) the indemnified party may, at its option and the indemnifying party’s expense, and on notice to the indemnifying party, conduct the defense of and any settlement negotiations for any Claim in place of the indemnifying party if the indemnifying party fails to promptly defend the Claim as required in this Article 7. The Parties acknowledge that this Article 7 is intended for the benefit of, and to be enforceable by, the GS Indemnified Parties and the Licensor Indemnitees, as applicable.

Section 7.5  Mitigation and GS Remedies.

(a)    Where Licensor is required, or in Licensor’s reasonable judgment is likely to be required, to indemnify the GS Indemnified Parties pursuant to Section 7.3(b)(iii), Licensor will in addition to its indemnity obligations, and at its expense, pursue the following mitigation actions: (i) procure the right for the GS Indemnified Parties to continue using the infringing or allegedly infringing item in the manner described in this Agreement; (ii) replace the infringing or allegedly infringing item with a non- infringing equivalent, provided that such non-infringing equivalent does not result in a material degradation of the functionality, performance or quality in relation to the infringing or allegedly infringing item; (iii) modify the infringing or allegedly infringing item, or have the infringing or allegedly infringing item modified, to make it non-infringing, provided that such modification does not result in a material degradation of the functionality, performance or quality of the infringing or allegedly infringing item; or

(iv) create a feasible non-infringing workaround, provided that such workaround does not result in a material degradation of the functionality, performance or quality in relation to the infringing or allegedly infringing item.

(b)    If options in Section 7.5(a) are not available on a commercially reasonable basis within a reasonable period of time, then GS may in its discretion: (i) terminate this Agreement for cause; and/or (ii) seek damages and other remedies against Licensor under this Agreement; or (iii) obtain a refund from Licensor to reflect the removal of the infringing or allegedly infringing item, such refund to be based on a five (5) year straight-line depreciation basis.

Section 7.6   Limitation of Liability.

(a)    IN NO EVENT SHALL EITHER PARTY'S LIABILITY UNDER THIS AGREEMENT EXCEED THE GREATER OF:

(i)    [***], AND

(ii)    THE AGGREGATE AMOUNT OF: (A) LICENSE FEES PAID OR PAYABLE BY GS UNDER THIS AGREEMENT DURING THE FOUR (4) YEAR PERIOD IMMEDIATELY PRECEDING THE DATE WHEN SUCH LIABILITY AROSE, AND (B) SUPPORT FEES PAID OR PAYABLE BY GS UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE WHEN SUCH LIABILITY AROSE, WHETHER IN CONTRACT, TORT, UNDER ANY WARRANTY OR ANY OTHER THEORY OF LIABILITY.

(b)    IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY LOST PROFITS OR LOST REVENUE, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c)    NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THE AGREEMENT SHALL LIMIT EITHER PARTY’S LIABILITY HEREUNDER FOR ANY CLAIM RESPECTING DAMAGES ARISING IN RESPECT OF CLAIMS UNDER THE CONFIDENTIALITY PROVISIONS HEREIN, THE DATA PROTECTION PROVISIONS HEREIN, OR THE INDEMNIFICATION PROVISIONS HEREIN, OR FOR ANY DAMAGES RESULTING FROM EITHER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR FOR ANY CLAIMS FOR PERSONAL INJURY OR DAMAGE TO TANGIBLE PROPERTY.

ARTICLE 8

ESCROW

Section 8.1 Deposit. Commencing on the Effective Date and during the Support Services Term, Licensor shall deposit and maintain in escrow, in accordance with the terms of an escrow agreement substantially in the form attached as Exhibit D to this Agreement (the “Escrow Agreement”), all (a) Source Code for the Licensed Software, including all Updates, compilation and build instructions in machine- and human-readable form, application code, integrated development environment and the platform source, (b) version information, and information about what hardware and third party software is necessary to use the Source Code and Object Code of the Licensed Software, if not set out in Documentation, and (c) any other materials as may be mutually agreed by the Parties in writing ((a), (b) and (b), collectively, the “Escrow Materials”). GS shall pay all fees required to be made to the escrow agent that is a party to the Escrow Agreement (the “Escrow Agent”). Licensor shall make the initial deposit of the Escrow Materials with the Escrow Agent within thirty (30) days after the Effective Date. Licensor shall make subsequent deposits of updated Escrow Materials with the Escrow Agent every six (6) months (or more frequently as the Parties agree in writing); provided, however, for each Major Version (including all Major Updates and Minor Updates included therein), Licensor shall make a subsequent deposit of updated Escrow Materials with the Escrow Agent as promptly as reasonably practicable after its delivery of each such Major Version to GS for Production Use (and in no event more than twenty (20) business days after such delivery to GS). GS will have the right periodically to verify with the Escrow Agent the contents of the Escrow Materials and to examine the Escrow Materials to ensure that they are complete. The Parties will work together to find a commercially reasonable means for GS to test or have tested on its behalf the Escrow Materials to determine if the Escrow Materials work properly (i.e., they can be used to build and will produce identical results), but the foregoing will not require Licensor to release the Escrow Materials from escrow or require either Party to use the Escrow Materials in a full production environment.

Section 8.2 Release Conditions. GS may take possession of the Escrow Materials, and Licensor shall ensure the Escrow Agent is authorized to release the Escrow Materials to GS, in the event that:

(a)    Licensor becomes insolvent;

(b)    Licensor makes material assignment for the benefit of its creditors;

(c)    Licensor has a trustee or receiver appointed over all or any substantial part of its assets;

(d)    Licensor ceases doing business and its business is not continued by another Person;

(e)    Licensor ceases doing business and its business is continued by another Person, but such Person (1) does not have sufficient financial and operational resources to continue such business; or (2) has filed for, or becomes the subject of, any bankruptcy, receivership, insolvency or similar proceeding;

(f)    Licensor materially breaches its obligations under this Agreement to perform Support Services and fails to cure such breach within thirty (30) days of the date GS notifies Licensor of the breach; provided, however, that the foregoing subsection (f) will not be effective if Licensor has committed one or more Service Level Breaches (as defined in Section 3 of Exhibit B) but is using commercially reasonable efforts to address and resolve the relevant issues as promptly as reasonably practicable. For example, with respect to such proviso, the foregoing subsection (f) will not be effective if Licensor does not meet a Response Time, Correction Time or Resolution Time Service Level (as each is defined and as set forth in Section 5 of Exhibit B), but is using commercially reasonable efforts to address and resolve as promptly as reasonably practicable the relevant Priority 1 Problem, Priority 2 Problem, Priority 3 Problem or Priority 4 Problem (as each is defined in Section 4 of Exhibit B); or

(g)    A Purchase Event (defined in Section 8.5 below) occurs.

Each of subsections (a) through (g) immediately above is referred to as a “Release Condition”. If, at the time a Release Condition occurs, Licensor has not deposited with the Escrow Agent a complete set of Escrow Materials, Licensor promptly will provide such Escrow Materials directly to GS. If the Escrow Materials are released to GS, the GS Parties may use the Escrow Materials in accordance with the license granted in Section 8.3.

Section 8.3 Source Code License.

(a)    Licensor hereby grants to the GS Parties a perpetual, irrevocable, paid-up, worldwide, royalty-free, non-exclusive, non-transferable (subject to Section 10.1 and Section 10.2) right and license to prepare, compile, download, install, make, have made, use, execute, access, reproduce, display, perform, modify and create Derivative Works, improvements and other enhancements of the Escrow Materials, in each case, under all Intellectual Property rights embodied in the Escrow Materials or otherwise necessary to exercise the rights granted in this Agreement, for the purposes of (i) exercising the rights granted to the GS Parties in Section 2.1 and Section 2.3 of this Agreement (provided, however, that with respect to the Release Conditions set forth in Section 8.2(d) and Section 8.2(g) only, the terms and restrictions in this Agreement with respect to Designated Sites, Disaster Recovery Sites, Operating System, Active Accounts, Paid Number of Active Accounts, Active Account Activity Reports, License Fees and Support Fees will not apply); (ii) understanding, maintaining, modifying, upgrading, enhancing, correcting and supporting the Licensed Software; and (iii) creating new products to serve the needs of the GS Parties’ internal businesses and operations (including to provide products and services (including card services, credit services, debit services, core banking services, and any other financial services) to customers of the GS Parties [***]).

(b)    For clarity, the Personnel of the GS Parties and the Service Providers of the GS Parties may exercise the rights granted in this Section 8.3 solely on behalf of the GS Parties (including on and through GS’s and/or its Affiliate’s and/or a Service Provider’s IT Assets).

(c)    For clarity, upon the occurrence of a Release Condition as set forth in either Section in Section 8.2(d) or Section 8.2(g) only and the release of the Escrow Materials to GS, GS may use the Licensed Material and any Escrow Improvements to process an unlimited number of Accounts, Active Accounts and Cards.

(d)    For clarity, if GS takes possession of the Escrow Materials pursuant to one of the Release Conditions set out in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(e) or Section 8.2(f), and Licensor thereafter ceases doing business and its business is not continued by another Person (or if any such Person that continues such business thereafter ceases doing business), then with respect to the rights granted in this Section 8.3: (i) the terms and restrictions in this Agreement with respect to Designated Sites, Disaster Recovery Sites, Operating System, Active Accounts, Paid Number of Active Accounts, Active Account Activity Reports, License Fees and Support Fees will not apply; and (ii) GS may use the Licensed Material and any Escrow Improvements to process an unlimited number of Accounts, Active Accounts and Cards.

(e)    As between the Parties, GS is and will be the exclusive owner of all right, title and interest in and to all improvements, modifications and other enhancements to, and Derivative Works based on, the Escrow Materials made by or on behalf of the GS Parties, without any duty of disclosure or accounting (collectively, the “Escrow Improvements”). To the extent that exclusive title and ownership rights in any Escrow Improvements may not originally vest in GS as contemplated hereunder, Licensor hereby irrevocably assigns, transfers and conveys to GS, and will cause its Affiliates and Personnel to irrevocably assign, transfer and convey to GS, all right, title and interest in all Escrow Improvements. Licensor will, and will cause its Affiliates and Personnel to, give GS or GS’s designee all reasonable assistance and execute all documents necessary to assist with enabling GS to prosecute, perfect, register or record its Intellectual Property rights in and to any Escrow Improvements.

Section 8.4 Notice. If a Release Condition occurs, Licensor shall (a) promptly notify GS, (b) secure from all service providers and other relevant Persons all rights necessary for the GS Parties to continue using and otherwise exercising their rights with respect to the Escrow Materials, and (c) at GS’ expense, cooperate with GS and its Personnel to establish and implement a contingency plan to avoid disruption to the GS Parties if Licensor cannot meet its obligations under this Agreement.

Section 8.5 [***]

ARTICLE 9

TERM AND TERMINATION

Section 9.1 Term.

(a)    This Agreement is effective as of the Effective Date and will continue in effect until terminated in accordance with this Article 9 (that period in which the Agreement is in effect, the “Term”).

(b)    Except as described in Section 9.3(b), after termination of this Agreement and/or after termination or non-renewal of the Support Services, all licenses granted to the GS Parties, and the restrictions and limitations and all GS obligations with respect thereto, under this Agreement will continue in full force and effect without impairment or modification, and the GS Parties will have no obligation to return or cease the use of any Licensed Material (or, if applicable, the Escrow Material).

(c)    The Support Services shall commence on the date that the Licensed Software is in Production Use and shall continue through the [***] anniversary of the day following the end of the Warranty Period (“Initial Support Services Term”). Thereafter, the Support Services Term will automatically renew for additional one (1) year terms on each anniversary of the expiration of the Initial Support Services Term (each a “Renewal Support Services Term”) unless GS provides Licensor with written notice of non-renewal at least sixty (60) days prior to the end of the then-current term. The Initial Support Services Term together with each Renewal Support Services Term shall be collectively referred as the “Support Services Term”.

(d)    If GS elects to terminate the Support Services, or elects not to renew Support Services after the Initial Support Services Term or for any Renewal Support Services Term, the following terms will apply:

(i)    The license rights granted herein to the GS Parties will not be affected.

(ii)    GS will not receive Support Services, unless GS elects to reinstate Support Services pursuant to the terms below.

(iii)    If GS elects to re-enroll in annual Support Services after terminating or not renewing the same, then Licensor shall recommence its provision of Support Services upon GS’s payment to Licensor of the amount described in Section 3(d) of Exhibit A.

Section 9.2 Termination by GS. In addition to GS’s termination rights expressly set forth elsewhere in this Agreement, GS will have the right to terminate this Agreement as follows:

(a)    Termination For Cause: Curable Material Breach. In the event of a material breach of the Agreement by Licensor, GS may terminate the Agreement or the Support Services for cause by giving Licensor written notice of the breach and GS’s intention to terminate, indicating in reasonable detail the nature of the breach. If the breach has not been cured within the period ending thirty (30) days after Licensor’s receipt of such notice, and GS provides written notice of termination to Licensor (“Termination Notice”), this Agreement (or relevant part thereof) will terminate at the time specified in the Termination Notice. In the event that the Agreement (or relevant part thereof) is terminated for cause pursuant to this Section, GS will, in addition to its rights of termination, be entitled to pursue all other remedies against Licensor.

(b)    Termination For Cause: Non-curable Material Breach. In the event of a material breach of the Agreement by Licensor that is not curable within thirty (30) days, GS may terminate this Agreement or the Support Services for cause upon written notice to Licensor. In the event that the Agreement (or relevant part thereof) is terminated for cause pursuant to this Section, GS will, in addition to its rights of termination, be entitled to pursue all other remedies against Licensor.

(c)    Termination For Cause: Multiple Breaches Collectively Material. In the event of either (i) a series of material breaches of the Agreement by Licensor over any twelve (12) consecutive month period that are cured within the time period specified in Section 9.2(a), or (ii) a series of non-material breaches of the Agreement by Licensor over any twelve (12) consecutive month period that in the aggregate constitute a material breach of the Agreement (including multiple service level defaults that in the aggregate constitute a material breach of the Agreement, regardless of whether any service level credits were paid), and (in either case) following escalation of the issues to the senior management of both Parties, GS may terminate the Agreement or the Support Services for cause upon written notice to Licensor. In the event that the Agreement (or relevant part thereof) is terminated for cause pursuant to this Section, GS will, in addition to its rights of termination, be entitled to pursue all other remedies against Licensor.

(d)    Termination For Cause: Failure to Pass Acceptance Testing. A Material Acceptance Failure will, at the option of GS, constitute a material breach of the Agreement and GS will have the right to terminate the Agreement for cause upon written notice to Licensor. In the event that the Agreement is terminated for cause pursuant to this Section: (i) subject to Section 5.7(A), GS shall immediately cease using the Licensed Material, delete the Licensed Material from all computers and storage devices and either immediately return all copies of the Licensed Material to Licensor or immediately destroy all copies of the Licensed Material; and (ii) GS will, in addition to its rights of termination, be entitled to receive a full refund of all License Fees paid by GS pursuant to this Agreement. “Material Acceptance Failure” means a circumstance where (1) the Licensed Software (excluding any Updates delivered to GS after accepting testing is complete) fails to pass acceptance testing in any material respect after the second set of acceptance tests; and (2) the tested Licensed Software is not in Production Use.

(e)    Termination for Cause: Failure of Mitigation. If the mitigation options described in Section 7.5 are not feasible, GS will have the right to terminate this Agreement or the Support Services for cause upon written notice to Licensor. In the event that the Agreement (or relevant part thereof) is terminated for cause pursuant to this Section, GS will, in addition to its rights of termination, be entitled to pursue all other remedies against Licensor.

(f)    Termination for Cause: Failure to Comply with Laws. If Licensor either (X)    materially violates any Laws applicable to Licensor and/or the Support Services (for example, by Licensor breaching its obligations in Section 4.2 or Section 7.2(a)); or (Y) causes GS to be in breach of or non-compliant with any applicable Law of which GS has notified Licensor that applies to the conduct of the business of GS or its Affiliates (for example, by Licensor breaching its obligations in Section 4.2 or Section 4.7(b)); or (Z) violates any applicable Laws, or any GS policies that have been disclosed to Licensor, regarding the offering of unlawful or improper inducements in relation to this Agreement, then:

(i)    if any such breach is not curable, as reasonably determined by GS or its regulators (and the Parties agree that any breach described in the foregoing subsection (Z) is not curable), GS may terminate this Agreement or the Support Services for cause upon written notice to Licensor, and

(ii)    if any such breach is curable, as reasonably determined by GS or its regulators (excluding any breach described in the foregoing subsection (Z)), GS may terminate this Agreement or the Support Services for cause if GS gives Licensor written notice of the breach and Licensor fails to cure such breach within thirty (30) days after Licensor’s receipt of such notice.

In the event that the Agreement (or relevant part thereof) is terminated for cause pursuant to this Section, GS will, in addition to its rights of termination, be entitled to pursue all other remedies against Licensor.

(g)    Termination for Cause: Other Bad Acts. If Licensor commits or engages in intentional torts, willful misconduct (including intentional breach of contract), unlawful conduct or gross negligence in relation to this Agreement, GS will have the right to terminate this Agreement or the Support Services for cause upon written notice to Licensor. In the event that the Agreement (or relevant part thereof) is terminated for cause pursuant to this Section, GS will, in addition to its rights of termination, be entitled to pursue all other remedies against Licensor.

(h)    Termination for Cause: Financial Condition. If Licensor experiences an Event of Deteriorating Financial Condition and is not performing its material obligations in accordance with this Agreement, GS will have the right to terminate this Agreement or the Support Services for cause upon written notice to Licensor. In the event that the Agreement (or relevant part thereof) is terminated for cause pursuant to this Section, GS will, in addition to its rights of termination, be entitled to pursue all other remedies against Licensor.

(i)    Termination for Convenience. Without any penalty, liability or increase in any fees other than the Termination for Convenience Payment, and without modification of the GS Parties’ right to access and use the Licensed Software or Escrow Materials in accordance with Article 8, GS may terminate without cause and for its convenience: (i) this Agreement in its entirety on sixty (60) days prior notice to Licensor (or such shorter period where so directed by any Governmental Authority); and/or (ii) the Support Services on sixty (60) days prior notice to Licensor (in which case GS may reinstate the Support Services at any time following the termination thereof upon notice to Licensor pursuant to Section 9.1(d)(iii) above). If GS terminates for convenience pursuant to the foregoing, GS will pay Licensor on the effective date of such termination the Termination for Convenience Payment described in Section 4 of Exhibit A.

(j)    Termination for Force Majeure. GS may terminate as a result of Force Majeure as described in Section 10.8.

(k)    Termination for Licensor Change of Control. Upon a Change of Control of Licensor or its parent Affiliate and for a period of up to one (1) year after the Change of Control becomes effective, GS may terminate this Agreement. “Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, or by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Licensor or its parent Affiliate (or any successor entity to either thereof) to a “person”, as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, where such “person” either does not have sufficient financial and operational resources to continue Licensor’s business, or is an entity with which a regulator of a GS Party indicates that the GS Party cannot do business (e.g., the country, entity or individual is subject to embargo or sanctions by the United States government); or (ii) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that a “person” becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Licensor or its parent Affiliate, where such “person” either does not have sufficient financial and operational resources to continue Licensor’s business, or is an entity with which a regulator of a GS Party indicates that the GS Party cannot do business (e.g., the country, entity or individual is subject to embargo or sanctions by the United States government). Any such termination by GS will be without any penalty, liability or increase in any fees.

Section 9.3 Termination by Licensor.

(a)    Licensor may terminate this Agreement in its entirety (including the licenses granted herein) or the Support Services solely as described in this Section 9.3.

(b)    Subject to Section 6.3, if GS fails to pay Licensor 100% of the Initial License Fee payable under this Agreement pursuant to Exhibit A within forty five (45) days of the due date and fails to cure such default within thirty (30) days of written notice from Licensor of the possibility of termination of the Agreement for failure to make such payment in full, Licensor may, by written notice to GS, terminate this Agreement in its entirety (including the licenses granted herein) as of a date specified in the notice of termination. Subject to Section 5.7(A), in the event of such termination by Licensor, GS shall, upon the date specified in the notice of termination, cease using the Licensed Material, delete the Licensed Material from all computers and storage devices and either immediately return all copies of the Licensed Material to Licensor or immediately destroy all copies of the Licensed Material. Upon return or destruction of all copies of the Licensed Material under this Section, GS will certify to Licensor in writing that the original and all copies, whether partial or complete in any form, of the Licensed Material have been destroyed or returned to Licensor.

(c)    Subject to Section 6.3, if GS pays Licensor the 100% of the Initial License Fee payable under this Agreement pursuant Exhibit A, but then GS fails to pay Licensor Support Fees payable under this Agreement pursuant to Exhibit A within forty five (45) days of the due date and fails to cure such default within thirty (30) days of written notice from Licensor of the possibility of termination of the Support Services for failure to make such payment in full, Licensor may, by written notice to GS, terminate solely the Support Services as of a date specified in the notice of termination. In the event of any such termination by Licensor of Support Services, GS shall pay to Licensor the balance owed to Licensor for the then current term of Support Services. In such event, (i) all licenses granted to the GS Parties, and the restrictions and limitations and obligations with respect thereto, under this Agreement will continue in full force and effect without impairment or modification; and (ii) the GS Parties will have no obligation to return or cease the use of any Licensed Material (or, if applicable, the Escrow Material).

Section 9.4 Consequences of Termination and Post-Termination.

(a)    Following service of a notice pursuant to this Article 9 terminating this Agreement, but prior to the effective date of such termination, each Party shall continue to abide by the terms and conditions of this Agreement, comply fully with its obligations hereunder and shall not in any way hinder or interrupt the performance of this Agreement during any period between the date of the termination notice and the date of actual termination.

(b)    Upon any termination or expiration of the Agreement, or in the event Licensor will no longer offer Support Services to any of its customers, upon GS’s request, Licensor will provide GS with transition services for a minimum of eighteen (18) months at the applicable fees under this Agreement; provided, however, Licensor shall not be obligated to perform such transition services if the Support Services were terminated pursuant to Section 9.3(b) or Section 9.3(c). Additionally, if the Support Services are no longer offered by Licensor to any of its customers, Licensor must provide GS with eighteen (18) months’ prior written notice of same; provided, however, that the foregoing will not affect Licensor’s obligation to provide Support Services during the Initial Support Services Term. The termination of this Agreement shall not prejudice the right of either Party to recover any fees or other amounts due it at the time of termination or expiration of this Agreement. Subject to Section 6.3, upon termination or expiration of this Agreement, GS shall pay all outstanding fees through the effective date of termination, if any. After any termination or expiration of this Agreement (other than for termination of the Agreement by Licensor pursuant to Section 9.3(b)) or the Support Services, GS will have a perpetual right to pay Licensor the applicable License Fees for additional Active Accounts pursuant to the terms of Exhibit A at any time. This paragraph shall survive any termination or expiration of the Agreement.

Section 9.5 Survival. Article 2 (License) (except if the Agreement is terminated in its entirety pursuant to Section 9.3(b)), Article 5 (Confidentiality and Data Security), Section 7.3 (Indemnification), Section 7.4 (Procedure), Section 7.5 (Mitigation), Section 7.6 (Limitation of Liability), Section 9.4 (Consequences of Termination and Post-Termination) (excluding the first sentence of Section 9.4(b) if the Support Services were terminated pursuant to Section 9.3(b) or Section 9.3(c)), and Section 10.11 (No Promotion) shall survive the termination or expiration of this Agreement, together with any other provision of this Agreement (or any exhibit, schedule or attachment hereto) which, by its terms, survives termination or expiration of this Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Assignment. Neither Party may assign, delegate or otherwise transfer this Agreement or any of its rights, remedies or obligations under this Agreement (including by forward or reverse merger, consolidation, dissolution or operation of Law, and/or whether voluntarily or by a Governmental Authority’s action or order, and/or pursuant to any Change of Control) without the other Party’s prior written consent (which that other Party may not unreasonably withhold or delay); except that:

(a)    Without Licensor’s consent, GS may assign or otherwise transfer this Agreement or any of GS’s rights or obligations under this Agreement to (i) an Affiliate of GS, or (ii) any entity into or with which GS, its Affiliate or the relevant GS line of business is merged, or that acquires all or substantially all of GS’s, its Affiliate’s or the relevant GS line of business’s assets (including pursuant to a re-organization of GS’s (or its Affiliate’s or the relevant GS line of business’s) business, or a divestiture, spin-off or sale by GS (or its Affiliate or the relevant GS line of business) of such assets or business). Notwithstanding the foregoing, (1) in no event shall GS or any GS permitted assignee assign or otherwise transfer this Agreement to any of the following Excluded Entities (or any of their Affiliates): [***]; and (2) if GS or any GS permitted assignee assigns or otherwise transfers this Agreement to any Excluded Entity other than those listed in the foregoing subsection (1), the Excluded Entity and its Affiliates may use the Licensed Material solely to support:

(X)    Any and all then-existing GS or GS permitted assignee [***] Card program(s) that are utilizing the Licensed Material; and

(Y)    Any and all then-existing GS or GS permitted assignee proprietary Card program(s) that (A) are utilizing and has been utilizing the Licensed Material (including with respect to development and/or testing) for at least four (4) months immediately prior to the effective date of any such corporate event; and (B) has at least 100,000 Active Accounts as of the effective date of any such corporate event.

The Parties agree that if, as of the effective date of any such corporate event, there exists a GS or GS permitted assignee proprietary Card program(s) that does not meet the requirements in the foregoing subsection (Y), and if GS or the GS permitted assignee desire to continue such proprietary Card program(s), then GS (or the GS permitted assignee) and Licensor immediately shall enter into a separate agreement that is identical to this Agreement in order for Licensor grant license rights and perform Support Services with respect to such proprietary Card program(s).

(b)    Licensor may engage in any sale or transfer to any Person of all or substantially all of Licensor’s business or assets (including by forward or reverse merger, consolidation, dissolution or operation of Law, and/or whether voluntarily or by a Governmental Authority’s action or order, and/or pursuant to any Change of Control); provided that:

(i)    other than for a sale or transfer requiring GS’s prior written consent pursuant to Section 10.1(b)(ii) immediately below, Licensor may engage in such sale or transfer without GS’s prior written consent if such sale or transfer includes, as part of that sale or transfer, the sale or transfer of (X) this Agreement and Licensor’s rights and obligations under this Agreement, and (Y) all right, title and interest in and to the Licensed Material and all license rights to Third Party Materials that are a part of the Licensed Material; and

(ii)    Licensor may not engage in such sale or transfer without GS’s prior written consent if (A) such sale or transfer does not so include the foregoing items (X) and (Y); or (B) such Person is an entity with which a regulator of a GS Party indicates that the GS Party cannot do business (e.g., the country, entity or individual is subject to embargo or sanctions by the United States government); or (C) such Person does not have sufficient financial and operational resources to continue such business; or (D) such Person has filed for, or becomes the subject of, any bankruptcy, receivership, insolvency or similar proceeding.

Any assignment of this Agreement or the Licensed Software in contravention of this Section 10.1 is void. This Agreement binds and inures to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.2 Divested Entity. If, during the Term of this Agreement, GS divests all or a portion of its ownership interest in any Divested Entity, the Parties agree that the Divested Entity may, for a period of eighteen (18) months after the effective date of such divestiture (or such shorter period of time as Licensor and the Divested Entity may agree in writing) (the “Transition Period”) continue to receive Support Services and use the Licensed Material in accordance with this Agreement and without additional charges or fees; provided that the Divested Entity: (i) used the Licensed Material prior to being divested, (ii)    after being divested, does not require Licensor to modify its systems or processes used to perform and provide the Licensed Material and/or the Support Services; and (iii) either: (A) GS agrees in writing to be responsible for (x) the obligations of the Divested Entity under the Agreement; and (y) the actions and/or omissions of the Divested Entity in breach of the Agreement to the same extent as if such actions and/or omissions were the actions and/or omissions of GS; or (B) the Divested Entity agrees in writing to be subject to all of the terms and conditions of the Agreement. Licensor and the Divested Entity and/or their respective Affiliates will use reasonable efforts and good faith efforts to enter into agreements granting the Divested Entity rights during and/or after the Transition Period that are substantially similar to the rights granted to the GS Parties in this Agreement.

Section 10.3 Entire Agreement; Prior Agreement. This Agreement (including all Exhibits to this Agreement and the addenda specified below) constitutes the entire agreement, and supersedes any prior or contemporaneous statements or agreements with respect to the subject matter hereof (including the Interim Software License Agreement between GS and Licensor effective as of March 9, 2018, as amended).

Section 10.4 Severability. If a Governmental Authority of competent jurisdiction holds any provision of this Agreement to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the Parties’ original intentions as nearly as possible in accordance with applicable Law(s).

Section 10.5 Amendment. This Agreement may be amended or modified only by a written instrument signed by each Party’s authorized representative referring to this Agreement that explicitly states that the intent of that instrument is to amend or modify this Agreement and is executed in accordance with Section 10.14, but “written instrument” does not include (a) the text of e-mails or similar electronic transmissions, or (b) the terms of any (i) shrink-wrap, click-wrap, browse-wrap or similar agreement between the Parties or (ii) website owned, operated or controlled by either Party.

Section 10.6 Governing Law. This Agreement (including this Section 10.6), any dispute, claim or controversy between the Parties arising out of or relating to this Agreement, whether in contract, tort or otherwise (each, a “Disputed Matter”), and the Parties’ rights, remedies and obligations under this Agreement, are to be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be wholly performed in that state by Persons residing or having their principal places of business therein, without giving effect to the State of New York’s conflict of laws rules to the extent those rules would require applying another jurisdiction’s laws. Both Parties hereby waive any right to a trial by jury. The Parties exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. The Parties may commence an action, suit or proceeding arising out of or relating to this Agreement only in, and hereby consent to the exclusive jurisdiction of, the federal and state courts located in the County of New York within the State of New York.

Section 10.7 Dispute Resolution. The Parties shall resolve Disputed Matters in accordance with the following procedures:

(a)    For purposes of this Section 10.7, “Disputed Matters” excludes claims for indemnification under Article 7.

(b)    Before initiating formal legal action against the other Party relating to a Disputed Matter, the Parties agree to work in good faith to resolve disputes and claims arising out of this Agreement. To this end, either Party may request that each Party designate an officer or other management employee with authority to bind such Party to meet to resolve the dispute or claim. If the dispute is not resolved within thirty (30) days (or such longer time period as the Parties may agree in writing) of the commencement of informal efforts under this paragraph, either Party may pursue formal dispute resolution. The Parties acknowledge that their discussions and efforts during such period to resolve a Disputed Matter are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position. This paragraph will not apply if expiration of the applicable time for bringing a formal legal action is imminent, and will not prohibit a Party from pursuing injunctive or other equitable relief to which it may be entitled.

(c)    Each Party is required to and will continue performing its obligations under the Agreement while the Parties are participating in this dispute resolution process toward resolution of a Disputed Matter unless and until such obligations are terminated by the termination or expiration of the Agreement pursuant to the terms of this Agreement (provided, for clarity, that the foregoing does not affect Licensor’s obligations in Section 9.4(b) with respect to transition services). For the avoidance of doubt, GS’s withholding of payment of disputed charges as permitted under Section 6.3 will not be considered to prevent Licensor from performing the Support Services, nor will this section be interpreted to limit either Party’s right to terminate the Agreement as provided in this Agreement. Each Party understands that a breach of this Section could foreseeably cause substantial harm to the other Party for which monetary damages may not be sufficient, and, therefore, without limiting other rights herein, each Party agrees that the other Party will be entitled to seek injunctive relief to prevent breaches of this Section or to specifically enforce the terms of such Section.

Section 10.8 Force Majeure. Neither Party shall incur any liability due to failure or delay in performance of any obligation caused by Force Majeure, at least for the duration of the Force Majeure; provided, however, that the affected Party shall promptly notify the other of the existence of the Force Majeure and the effect on its ability to perform its obligations, and that the affected Party undertakes all reasonable efforts to mitigate the impact of the Force Majeure on the other Party. The term “Force Majeure” shall mean and include any act of God, industry-wide strikes, explosion, fire, flood, war and other hostilities, civil commotion, governmental acts, regulations or orders, generalized inadequate supply of raw materials or components, or any other circumstance of a similar nature beyond the reasonable control of an affected Party (but excluding any act or omission by an Affiliate of such Party). If any Force Majeure endures more than sixty (60) days and prevents, hinders or delays Licensor’s performance of a material part of the Support Services then, upon notice to Licensor, the Parties shall meet and review in good faith the desirability and conditions of this Agreement, and GS may determine to terminate without further liability to Licensor. GS shall have the right to cover and seek a third party source for Support Services, at its own expense, during any event of Force Majeure, without liability to Licensor for any such services affected by the Force Majeure. Licensor shall not be entitled to claim relief under this Section to the extent the effect of the Force Majeure event could have been avoided or mitigated by the proper performance of its disaster recovery and business continuity obligations hereunder. For clarity, a Force Majeure event that affects Licensor will not affect the licenses granted to the GS Parties under this Agreement or GS’s access and use of the Licensed Software.

Section 10.9 No Presumption. The Parties acknowledge that the provisions of this Agreement are the language the Parties chose to express their mutual intent and hereby waive any remedy and the applicability of any Law that would require interpretation of any claimed ambiguity, omission or conflict in this Agreement against the Party that drafted it.

Section 10.10 Interpretation. The descriptive headings in this Agreement are used solely for convenience and are not intended to affect its meaning or interpretation. The words “including,” “include,” and “includes” are not limiting and are to be read as if they were followed by the phrase “without limitation.” The word “or” should be interpreted to mean “and/or” except where the context does not so permit. The words “sole discretion” mean, with respect to any determination to be made under this Agreement by a Party, the sole and absolute discretion of that Party, without regard to any standard of reasonableness or other standard by which the determination of that Party might be challenged. The words “reasonable efforts” mean, with respect to a given obligation, the efforts that a reasonable and prudent Person desirous of achieving a result would use in similar circumstances to perform that obligation as promptly as possible consistent with its normal business practices and good-faith business judgment, including the incurrence of reasonable immaterial expenditures or liabilities. Unless stated otherwise, all references to a date or time of day in this Agreement are references to that date or time of day in New York, New York. Each of “shall” and “will” is, unless the context requires otherwise, an expression of command, not merely an expression of future intent or expectation. Singular terms include the plural and vice versa. Reference to one gender includes all genders.

Section 10.11 No Promotion. Licensor agrees that it will not, without the prior written consent of GS in each instance, (i) use in advertising, publicity, marketing or other promotional materials or activities, the name, trade name, trademark, trade device, service mark or symbol, or any abbreviation, contraction or simulation thereof, of GS, its Affiliates or their respective partners or employees, or (ii) represent, directly or indirectly, that any product or any service provided by Licensor has been approved or endorsed by GS.

Section 10.12 Third-Party Beneficiaries. Except to the extent stated otherwise in this Agreement, nothing in this Agreement confers any legal or equitable right, benefit or remedy upon any Person other than the Parties. GS and Licensor specifically acknowledge and agree that it is their intention (i) that all of the Licensed Material and/or Support Services contemplated by the Agreement be made available to, and used by, the GS Parties, and (ii) that the GS Parties are third party beneficiaries entitled to enforce the terms and conditions of this Agreement.

Section 10.13 No Waiver. A Party’s failure to enforce any provisions of or rights deriving from this Agreement does not waive those provisions or rights, or that Party’s right to enforce those provisions or rights. Except to the extent stated otherwise in this Agreement, each Party’s rights and remedies under this Agreement are cumulative and are in addition to any other rights and remedies available at Law or in equity.

Section 10.14 Counterparts. The Parties may execute this Agreement in one or more counterparts, each of which when executed is an original counterpart and all of which taken together constitute one and the same Agreement. A Party’s delivery to the other Party of an original counterpart to this Agreement in accordance with this Section 10.14, or as a scanned image (such as a .pdf file) attached to an email to the other Party’s authorized representative, is effective as delivery of that counterpart.

Section 10.15 Notices. All notices, requests, claims and other communications described in or otherwise regarding this Agreement must be in writing and shall be deemed given (a) if delivered by hand, on the date delivered to a Party at its address identified on the signature page of this Agreement or at any other address of which that Party has notified the other Party in accordance with this Section 10.15, or (b) if sent by registered or certified mail, return receipt requested, or by a reputable overnight delivery service, three (3) business days following the date sent to a Party at its address identified on the signature page of this Agreement or at any other address of which that Party has notified the other Party in accordance with this Section 10.15.

Section 10.16 Exclusion of Alternate Terms. This Agreement and the Exhibits hereto contain the exclusive set of terms applicable to the Licensed Material and Support Services, notwithstanding any other set of terms (i) that may be embedded in or displayed by the Licensed Material or the Support Services, during or after installation or operation thereof, (ii) to which the Licensed Material or Support Services may refer, (iii) that may accompany or be packaged with the Licensed Material or Support Services, or (iv) that may be presented at any time to either Party or its Personnel or agents orally, online, electronically, whether by click-thru or opt-in, or in writing (the foregoing, collectively, “Other Terms”), whether or not any such Party or its personnel or agent assents to the Other Terms online, electronically or otherwise at any time. Such Other Terms shall be void with respect to the Parties.

Section 10.17 Order of Precedence.

(a)    As of the Effective Date, this Agreement comprises: (i) the General Terms and Conditions of this document (“GTC”); (ii) Exhibit A (Licensed Software; License Fee; Support Fee) attached hereto; (iii) Exhibit B (Support Services; Service Levels; and Key Personnel) attached hereto; (iv) Exhibit C (Insurance Requirements) attached hereto; (v) Exhibit D (Escrow Agreement) attached hereto; (vi) [***]; (vii) the Resolution and Recovery Amendment attached hereto as Exhibit F (the “R&R Addendum”); (viii) the Data Protection Addendum attached hereto as Exhibit G (the “Data Protection Addendum”); (ix) the Consumer Compliance Amendment attached hereto as Exhibit H (the “Consumer Compliance Addendum”); (x) Exhibit I (Approved Affiliates and Subcontractors) attached hereto; and (xi) Exhibit J (MasterCard Rules) attached hereto (the “MasterCard Rules”).

(b)    If there is a conflict among any of the documents that comprise this Agreement, the following order of precedence will prevail: (i) [***]; (ii) MasterCard Rules; (iii) R&R Addendum; (iv) Data Protection Addendum; (v) Consumer Compliance Addendum; (vi) GTC; (vii) any other exhibit, schedule or attachment to the GTC; and (viii) any amendment to this Agreement subsequently executed by the Parties (except to the extent such document expressly overrides a provision in items (i)-(vii)).

Section 10.18 Independent Contractors. The Parties acknowledge that (i) Licensor is, and shall be at all times, an independent contractor hereunder and not an agent of GS; and nothing contained in this Agreement nor any actions taken by or arrangements entered into between them in accordance with the provisions of this Agreement shall be construed as or deemed to create any partnership or joint venture between the Parties; (ii) neither Party shall have any authority to commit the other Party contractually or otherwise to any obligations to third parties; (iii) neither Licensor nor any of its Personnel is an agent, employee, Affiliate, joint venturer or partner of GS; and (iv) neither GS nor any of its Personnel is an agent, employee, Affiliate, joint venturer or partner of Licensor.

Section 10.19 Geography.

(a)    Licensor agrees that, as of the Effective Date, the Licensed Software is suitable for the GS Parties to perform credit card issuing and processing functions in the United States.

(b)    If, following the Effective Date, Licensor issues Updates to the Licensed Software such that the Licensed Software will be suitable for the GS Parties to perform credit card issuing and processing functions in geographies other than the United States, Licensor will notify GS. For clarity, GS may accept and use such Updates in such geographies pursuant to its rights under this Agreement, subject to the terms of Section 3(c) of Exhibit A.

(c)    At GS’s request and subject to the Parties execution of a statement of work under the Professional Services Agreement, Licensor will develop Updates to the Licensed Software in order to make the Licensed Software suitable for the GS Parties to perform credit card issuing and processing functions in a specific geography other than those addressed by subsections (a) and (b) above. In such event, GS may accept and use such Updates in such geographies pursuant to its rights under this Agreement, subject to the terms of Section 3(c) of Exhibit A.

(d)    Nothing in this section shall be read to limit the worldwide license rights of the GS Parties hereunder.

(e)    Licensor agrees that, as of the Effective Date, Licensor will perform the Support Services in and from the following geographies and locations: (i) United States (with a facility in Norcross, Georgia); (ii) India (with facilities in Bhopal and New Mumbai); and (iii) Romania (with a facility in Timisoara). If, following the Effective Date, Licensor desires to perform the Support Services in and from additional or different locations within the United States, India and/or Romania, Licensor will notify GS of such additional or different locations in writing. If, following the Effective Date, Licensor desires to perform the Support Services in and from additional or different geographies or locations outside of the United States, India and Romania, Licensor will obtain GS’s prior written consent (which will not be unreasonably withheld or delayed).

(f)    If during the Term, the Parties agree in writing to a modification of the scope of this Agreement such that Licensor will perform the Support Services from or for geographies other than those geographies that are contemplated by the Parties as of the Effective Date, then the Parties will document such agreement in duly executed amendment to this Agreement, which amendment will modify the terms of this Agreement to reflect GS’s requirements with respect to such modified geography (e.g., regarding compliance with laws, additional data protection and privacy terms for cross-border transfer of Personal Information, etc.).

Section 10.20 Export Control. Each Party acknowledges that the Licensed Material may be subject to Laws regarding export controls and economic sanctions regulations. Each Party agrees that it will not transfer, export, or re-export, directly or indirectly, the Licensed Material to any country outside of the United States of America without obtaining prior authorization from the administering agency of the United States government, if required (or do so otherwise in a manner that is not in compliance with applicable Laws). Licensor agrees to provide GS with information such as the Export Control Classification Number (“ECCN”) for the Licensed Material in order for GS to procure any licenses, permits, registrations or other permission necessary to export the Licensed Material to locations outside of the United States of America. In the event the ECCN of the Licensed Material changes, Licensor agrees to notify GS of such changes. For clarity, with respect to the Support Services and those locations outside of the United States of America from which Licensor provides the Support Services, Licensor (and not any GS Party) will be responsible for obtaining any such authorizations, if required, and for complying with any such applicable Laws.

Section 10.21 [***]

Section 10.22 [***]

Section 10.23  [***]

[End of General Terms and Conditions]

[Signature page follows]

The Parties have caused this Agreement to be executed by their respective duly authorized representatives.

THE GOLDMAN SACHS GROUP, INC.	CORECARD SOFTWARE, INC.

By: /s/ Elizabeth Overbay	By: /s/ J. Leland Strange
Name: Elizabeth Overbay	Name: J. Leland Strange
Title: Authorized Person	Title: President
Date: 10-16-18	Date: 10-16-18

If to GS:	If to Licensor

ADDRESSES FOR NOTICES:

The Goldman Sachs Group, Inc.

200 West Street

New York, NY 10282

USA

Attention: [***]

with copies to:

•   Legal-Contracts·; [***]

at the address identified above;

and in the case of notices of default, late payment or termination, a copy to:

Pillsbury Winthrop Shaw Pittman LLP

1200 17th Street NW

Washington, DC 20036

Attention:  [***]

CoreCard Software, Inc.
OneMecaWay Norcross,
GA 30093 USA
Attention: Chief Executive Officer

with a copies to

•   CoreCard Chief Financial Officer; and

•   CoreCard Vice President

at the address identified above.

EXHIBIT A

LICENSED SOFTWARE; LICENSE FEE; SUPPORT FEE

1.   LICENSED SOFTWARE

This Section 1 describes the Licensed Software, the Operating System and the Third Party Materials.

(a)

As of the Effective Date, the Licensed Software (including any Updates) comprises the Software modules in Object Code form listed in the following table. For each such Software module, the following table also sets out the designated Operating System as of the Effective Date.

Licensed Software and Operating System
Licensed Software	Licensed Software Release Version as of Effective Date	Operating System
CoreISSUE	15.00.01.03	Microsoft Windows Server 2016
CoreAUTH	15.00.01.03	Microsoft Windows Server 2016
CoreCREDIT	15.00.01.03	Microsoft Windows Server 2016
CoreENGINE	4.2.36.16	Microsoft Windows Server 2016

The Software modules listed in the table above are all of Licensor’s proprietary products that the GS Parties require as of the Effective Date in order for the GS Parties to run and operate a consumer credit card processing platform. For clarity, the Software modules listed in the table above do not include, and are not intended by the Parties to include, Licensor’s proprietary products for fleet financing, prepaid cards and similar business lines.

(b)	The Third Party Materials as of the Effective Date are listed in Attachment 1 to this Exhibit A.

2.   LICENSE FEE

This Section 2 describes how to calculate the License Fee that will be payable by GS.

(a)	Defined Terms.

(i)

“Account” means a data record associated with a unique account number that directly or indirectly captures information related to the initiation, transmission, capturing, authorization, processing, clearing, settlement or recording of monetary transactions and non-monetary transactions, subject to the following: [***]

(ii)

“Active Account” means, for any given Period, an Account that (A) has had Activity in any one of the last three (3) consecutive Periods, or (B) has had a non- zero balance in any one of the last three (3) consecutive Periods. For example, if a Card is used in January 2019 for a monetary transaction but does not carry a balance and is not used thereafter, the Account associated with such Card will be considered an “Active Account” for the Periods of January 2019, February 2019 and March 2019, and the Account associated with such Card will not be considered an “Active Account” with respect to any Period after March 2019. In addition, the then-current count of Active Accounts will not include any Accounts that at the time are considered not Active (e.g., if a GS Party’s Card program begins with ten Cards that then become in-Active, and then such program issues ten new Cards, then the then-current count will be ten Active Accounts). For the avoidance of doubt, a Formerly Active Account subsequently may become an Active Account again.

(iii)	“Active Account Tier” means each tier of Active Accounts set out in Attachment 2 to this Exhibit A.

(iv)

“Activity” means any monetary transaction and any non-monetary transaction that is posted in the Licensed Software to an Account where such transaction specifically references that particular Account, subject to the following:

(A)

The following will constitute “Activity” (other than if described in subsection (B) below): (1) financial transactions for a particular Account; (2) non-monetary network transactions for a particular Account (e.g., tokenization requests, balance inquiries, etc.); (3) an API call to the License Software that updates, changes, or requests information for a particular Account; and (4) statement generation for a particular Account that is otherwise “Active”; and

(B)

The following will not constitute “Activity”: (1) running an Active Account Activity Report; (2) a change of Account status to expired unless it otherwise meets the definition of an Active Account; (3) activities for GS to meet its reporting obligations to credit bureaus; (4) an API call to the Licensed Software that is a read-only request for information; (5) statement and report generation required by a third party Person; (6) program level setting changes (e.g., configuration changes, changes in interest rates or rewards rates, system/program/institution/product parameters, etc.) that do not directly and specifically update an Account; and (7) any activity relating to loading a Card in a digital wallet that does not involve an API call to the Licensed Software or a network request to the Licensed Software.

(v)	“Category” means each of the following: (A) Single Institution; (B) GS Modified; and (C) Multiple Institutions.

(vi)	“Formerly Active Account” means an Account that was an Active Account but, at the relevant time, is no longer an Active Account.

(vii)

“GS Modified” means, as it applies to Attachment 2 to this Exhibit A, use of the Licensed Software by the GS Parties where, with respect to such use, the use is neither Multiple Institutions nor Single Institution. For the avoidance of doubt, GS Modified includes where such use is for more than one [***] Card offering and/or one or more proprietary Card offering if, for any such Card offering, either subsection (A) or subsection (B) of the Multiple Institutions definition does not apply.

(viii)

“Multiple Institutions” means, as it applies to Attachment 2 to this Exhibit A, use of the Licensed Software by the GS Parties where, with respect to such use: (A) any third party Person other than a GS Party serves as the issuing bank in connection with the Card offering; or (B) a GS Party is not providing credit (directly or indirectly as guarantor) in connection with the Card offering; provided, however, that in either case a GS Party securitizing any such credit, selling tranches with respect to any such credit, issuing derivatives with respect to any such credit, otherwise refinancing any such credit, or taking any other actions with respect to any such credit to manage the balance sheet risk exposure of any of the GS Parties would still constitute providing credit.

(ix)	“Period” means a calendar month.

(x)

“Single Institution” means, as it applies to Attachment 2 to this Exhibit A, use of the Licensed Software by the GS Parties where, with respect to such use: (A) the use is on behalf of a third party Person (excluding individuals) where the associated Cards specify the name or brand of such Person; and (B) any of the GS Parties provide credit (directly or indirectly as guarantor) in connection with the Card offering (provided, however, that a GS Party securitizing any such credit, selling tranches with respect to any such credit, issuing derivatives with respect to any such credit, otherwise refinancing any such credit, or taking any other actions with respect to any such credit to manage the balance sheet risk exposure of any of the GS Parties would still constitute providing credit). By example, if any of the GS Parties use the Licensed Software on behalf of Company X and the associated Cards are identified as Company X Cards and GS initially provides credit (directly or indirectly as guarantor) in connection with the Company X Card offering, then that would qualify as a Single Institution. For the avoidance of doubt, the Parties agree that (1) Single Institution will cover the full relationship with the third party partner with which GS and Licensor are working as of the Effective Date; and (2) Single Institution pricing will remain in effect unless and until the GS Parties expand and modify their card business such that the GS Parties’ use of the Licensed Software meets the definition of either GS Modified or Multiple Institutions.

(b)	Calculation of License Fee.

(i)

General. Pursuant to Attachment 2 to this Exhibit A, GS will pay the specified License Fee in order to use the Licensed Software to support the maximum specified number of Active Accounts for the relevant Active Account Tier and Category, subject to the following:

(A)	The License Fee payable by GS as of the Effective Date is described in Section 2(b)(ii) below.

(B)

For purposes of computing the number of Active Accounts covered by the License Fees as outlined in this Exhibit A, the number of Active Accounts will be the number of Active Accounts calculated as of the end of the relevant Period.

(C)

If, after the Effective Date and during the Term, GS uses the Licensed Software for a number of Active Accounts that exceeds the then-current Active Account Tier for which GS has paid Licensor the applicable License Fee and/or GS changes the applicable Category, then Licensor will invoice and GS will pay Licensor, pursuant to the payment provisions of the GTC, an additional License Fee for the relevant higher Active Account Tier and/or the applicable Category, calculated as follows:

If prior to January 1, 2020:

(License Fee payable for the relevant higher Active Account Tier and/or the applicable Category) minus (License Fee paid for the then-current Active Account Tier and Category)

If on or after January 1, 2020:

[(License Fee payable for the relevant higher Active Account Tier and/or the applicable Category) minus (License Fee paid for the then-current Active Account Tier and Category)] multiplied by [***].

(ii)

Initial License Fee. The Parties agree that upon the Effective Date, GS will use the Licensed Software for testing with no monetary transactions for a maximum of 100 Active Accounts as a Single Institution, the corresponding License Fee for which is [***] (the “Initial License Fee”). Upon the Effective Date, Licensor will invoice, and GS will pay pursuant to the payment provisions of the GTC, the Initial License Fee.

(iii)

Additional Purchases by GS. Subject to Section 2(c) below, nothing herein is intended to limit GS from purchasing license rights for Active Accounts at an Active Account Tier or Category that is at a higher level than the then-current Active Account Tier or Category. In such event, GS will notify Licensor of the higher Active Account Tier or Category that GS wishes to purchase and Licensor will invoice, and GS will pay pursuant to the payment provisions of the GTC, the relevant License Fee calculated in accordance with this Exhibit A.

(iv)

Additional Terms. The License Fee calculations and payments to be made pursuant to this Exhibit A after the Effective Date will (A) reflect only the net change in License Fees that will result if GS purchases license rights for Active Accounts at an Active Account Tier or Category that is at a higher level than the then-current Active Account Tier or Category; and (B) not result in GS paying more than once for any Paid Number of Accounts (as defined in Section 2.1(a) of the GTC) for the applicable Category.

(c)

Changes to License Fee. During the Initial Support Services Term, the License Fee pricing set forth in Attachment 2 to this Exhibit A will be fixed for purposes of calculating the License Fee and may not be increased by Licensor. For each Renewal Support Services Term, the License Fee pricing set forth in Attachment 2 to this Exhibit A will continue to apply for purposes of calculating the License Fee but may be increased by Licensor solely for inflation as follows: for each Renewal Support Services Term, Licensor may increase the License Fee pricing for inflation no more than once per year in an amount up to the lesser of (i) [***]; and (ii) the corresponding annual percentage increase in the U.S. Department of Labor Consumer Price Index (All Urban Consumer).

3.   SUPPORT FEE

This Section 3 describes how to calculate the Support Fee that will be payable by GS.

(a)	Defined Terms.

(i)

“Applicable Active Account Tier (Period)” means the Active Account Tier that reflects the actual number of Active Accounts for which GS is using the Licensed Software calculated as of the end of the relevant Period.

(ii)	“First Instance” means the first Instance used by the GS Parties.

(iii)

“Minimum Tier (Period)” means the highest Applicable Active Account Tier (Period) that GS has reached during the Support Services Term for the highest Category that GS has reached during the Support Services Term.

(iv)	“Quarter” means each non-overlapping three (3) consecutive month period during the Support Services Term (excluding any Stub Period).

(v)

“Stub Period” means each of (A) the period commencing on the day after the end of the Warranty Period and ending on the last day of the month during which the Warranty Period ends; and (B) the period commencing on the day after the end of the last full Quarter of the Support Services Term and ending on the last day of the Support Services Term.

(vi)	“Subsequent Instance” means each Instance used by the GS Parties after the First Instance.

(b)	Calculation of Support Fee.

(i)	General.

(A)

The Parties agree that the Support Fee amounts in Attachment 2 to this Exhibit A are expressed as annual amounts. Pursuant to the terms below: (1)    for any Support Fee amount that is to be calculated for a Quarter, the applicable annual Support Fee amount in Attachment 2 to this Exhibit A will be divided by four (4); and (2) for any Support Fee amount that is to be calculated for a Period, the applicable annual Support Fee amount in Attachment 2 to this Exhibit A will be divided by twelve (12).

(B)	References to “Quarter” in this Section 3(b) will mean “Stub Period” if applicable.

(C)

The calculation of the Support Fees will be based on the Minimum Tier (Period), even if, for any given Period, the Applicable Active Account Tier (Period) for such Period is lower than the Minimum Tier (Period); provided, however, that if the Applicable Active Account Tier (Period) is lower than the then-current Minimum Tier (Period) for each Period in any given Quarter and is expected to remain at such lower level, then the Parties will discuss in good faith reductions on a going-forward basis to the Support Fee (and a timetable to implement such reductions) in order for the Support Fee to align more closely with such lower level (but Licensor has no obligation to agree to any such reductions).

(D)	The calculation of the Support Fees will not be based on the number of Active Accounts for which GS is entitled to use the Licensed Software at the time (i.e., the Paid Number of Accounts).

(ii)

Calculation of Support Fee for Each Quarter. Forty-five (45) days prior to the beginning of each Quarter, Licensor will invoice in advance and GS will pay Licensor, pursuant to the payment provisions of the GTC, the following estimated Support Fee for such Quarter: the relevant Support Fee amount in Attachment 2 to this Exhibit A for the Minimum Tier (Period) in effect as of the Period that immediately precedes the Period in which Licensor issues such invoice. For clarity, such relevant Support Fee amount will be divided by four (4). For each Quarter, each such estimated Support Fee amount will be the “Estimated Quarterly Amount”.

(iii)	True-Up of Support Fee for Each Quarter.

(A)

At the end of each Quarter, Licensor will calculate the actual Support Fee for each Period in such Quarter by determining the relevant Support Fee amount in Attachment 2 to this Exhibit A for the Minimum Tier (Period) in effect as of such Period. For clarity, such relevant Support Fee amount will be divided by twelve (12). For each Quarter, the sum of such actual Support Fees for each Period in such Quarter will be the “Actual Quarterly Amount”.

(B)

Based on such calculation, if the Estimated Quarterly Amount for a Quarter is less than the Actual Quarterly Amount for such Quarter, Licensor will add the difference to the Estimated Quarterly Amount for the next Quarter.

(iv)

Support Fee for Each Subsequent Instance. For each Subsequent Instance, Licensor will invoice and GS will pay Licensor, pursuant to the payment provisions of the GTC, an incremental Support Fee, calculated as follows:

(A)

If the Subsequent Instance is the same Major Version as the First Instance, then Licensor beforehand will negotiate in good faith with GS the incremental Support Fee for the Subsequent Instance, but any such incremental Support Fee will be agreed to by the Parties in writing in advance, and will not exceed the lesser of (1) [***] per month; and (2) [***] of the Support Fee for the First Instance.

(B)

If the Subsequent Instance: (1) does not utilize the same development code branch as the First Instance; (2) is not the same Major Version as the First Instance; or (3) is not on the same Major Version’s release schedule as the First Instance, then Licensor beforehand will negotiate in good faith with GS the incremental Support Fee for the Subsequent Instance, but any such incremental Support Fee will be agreed to by the Parties in writing in advance, and will not exceed [***] of the Support Fee for the First Instance.

(C)	For the avoidance of doubt, GS sharding a database will not count as a Subsequent Instance and will not result in any incremental Support Fee.

(D)	In all other respects, the calculation of the Support Fee for each Subsequent Instance will comply with the terms of this Section 3(b).

(E)	For the avoidance of doubt, the fees identified in Sections 3(b)(iv)(A) and 3(b)(iv)(B) above do not include increases in Support Fees made in accordance with Section 3(c)(i)(D) below, if any.

(v)

Initial Support Fee. The Parties agree that for the first Stub Period, the Support Fee will be an amount equal to: [***] divided by [***]) times (the number of days in the first Stub Period) (the “Initial Support Fee”). Forty-five (45) days prior to the first day of such Stub Period, Licensor will invoice GS for the Initial Support Fee, which amount GS will pay pursuant to the payment provisions of the GTC. Thereafter, the Support Fee for each Quarter will be calculated as described in this Section 3(b).

(vi)	Installment Loan Amount.

(A)

Unless the then-current Active Account Tier for which GS has paid Licensor the applicable License Fee is the “Unlimited” Active Account Tier specified in Attachment 2 to this Exhibit A for any Category, the Support Fee for each Quarter will include the Installment Loan Amount in addition to the Support Fee amounts calculated in accordance with the balance of this Section 3. The Installment Loan Amount for each Quarter will be calculated and invoiced as described below

(B)	“Installment Loan” means each installment loan on an Active Account that has a balance of more than zero dollars.

(C)	“Installment Loan Amount” means an amount equal to (1) the sum of the total number of Installment Loans in each Period of the relevant Quarter; multiplied by (2) the Installment Loan Amount Rate.

(D)	“Installment Loan Amount Rate” means [***].

(E)	Licensor will include in each invoice for the Estimated Quarterly Amount the Installment Loan Amount for the Quarter immediately preceding the Quarter in which Licensor issues such invoice.

(c)	Changes to Support Fee. The Support Fees identified in Attachment 2 to this Exhibit A may be increased by Licensor as described in this Section 3(c).

(i)	Operational Changes. If:

(A)	the circumstances described in Section 2.4(b)(ii) of the GTC occur with respect to a different Operating System;

(B)	the circumstances described in Section 4.8 of the GTC occur with respect to new Licensed Software features and functions from other Licensor customers;

(C)	the circumstances described in Section 10.19(b) of the GTC occur with respect to use of the Licensed Software in a new geography; or

(D)	Licensor develops an Update for a GS Party under the Professional Services Agreement (including pursuant to Section 10.19(c) of the GTC),

then (1) there will be no additional License Fee with respect to such change; (2) there will be no additional Support Fee unless such change results in a new Major Version; (3) in order for GS to make a decision about whether to move forward with such change, Licensor beforehand will provide GS with a written estimate of the fees to be charged for such change and Licensor will provide GS with the percentage that the Support Fee will increase, if any, as a result of such change, provided that any such additional Support Fee will: (x) will meet the requirements of Section 7.2(o) of the GTC, and (y) will not exceed [***] of the fees for the Professional Services to implement the relevant Major Version; and

(4) any such Support Fee modification will be effective only if agreed to by the Parties in writing (including, if applicable, in the relevant Schedule of Work to the Professional Services Agreement).

(ii)

Changes for Inflation. After the expiration of the Initial Support Services Term, Licensor may increase the Support Fees in Attachment 2 to this Exhibit A and the Installment Loan Amount Rate for inflation solely as follows.

(A)	As used in this section:

(1)	“Initial Support Services Term Inflation Average” means the sum of the Inflation Averages of each year of the Initial Support Services Term, which sum will be expressed as a percentage.

(2)	“Inflation Average” means, for each year during the Support Services Term, the corresponding annual percentage increase in the U.S. Department of Labor Consumer Price Index (All Urban Consumer).

(B)

Upon the expiration of the Initial Support Services Term, Licensor may increase each of the Support Fees in Attachment 2 to this Exhibit A and the Installment Loan Amount Rate once by an amount equal to the Initial Support Services Term Inflation Average.

(C)

Commencing with the second Renewal Support Services Term, for each Renewal Support Services Term, Licensor may increase each of the Support Fees in Attachment 2 to this Exhibit A and the Installment Loan Amount Rate by an amount equal to the Inflation Average for the preceding Renewal Support Services Term.

(iii)

Changes for Overhead/Risk. Upon at least ninety (90) days’ written notice to GS prior to the end of the Initial Support Services Term (i.e., at least thirty (30) days before GS is required to provide Licensor with written notice of non-renewal pursuant to Section 9.1(c) of the GTC), and in Licensor’s sole discretion, Licensor in good faith may elect to increase the Support Fees by an amount not to exceed [***], such increase to be based on increased administrative overhead and increased risk to be borne by Licensor under this Agreement as compared to other agreements between Licensor and its other customers; provided, however, that with respect to any such election: (A) Licensor shall discuss with GS the basis for any such increase in Support Fees (and opportunities to mitigate any such increased administrative overhead and increased risk); (B) any such increase in Support Fees shall take into account any actions taken by GS and/or Licensor in connection with this Agreement that have decreased administrative overhead and decreased risk borne or to be borne by Licensor under this Agreement as compared to other agreements between Licensor and its other customers; and (C) any such increase in Support Fees may be made by Licensor one time solely prior to the first Renewal Support Services Term, if any, and shall be in effect upon the commencement of the first Renewal Support Services Term, if any (but any such increased Support Fees shall continue to be in effect for subsequent Renewal Support Services Terms, if any).

(d)

Re-Enrollment in Annual Support Services. Pursuant to Section 9.1(d)(iii) of the GTC, if GS elects to re-enroll in annual Support Services after terminating or not renewing the same, then (i) GS will pay to Licensor a fee equal to (A) the cumulative annual Support Fees that would have been invoiced during the period of GS’s non-participation in Support Services; plus (B) [***] of such cumulative amount; and (ii) upon GS’s payment of such amount, Licensor will provide the Support Services pursuant to the terms of the Agreement from the date of receipt of payment.

(e)	No Other Fee Increases. Other than a set forth in this Section 3, the Support Fees in Attachment 2 to this Exhibit A may not be increased without the written agreement of the Parties.

4.   TERMINATION FOR CONVENIENCE PAYMENT

If GS terminates for convenience pursuant to Section 9.2(i) of the GTC, the “Termination for Convenience Payment” will be an amount equal to the remaining cumulative unpaid Support Fees that would have been paid by GS during the then current Support Services Term had GS not exercised its right to terminate for convenience, which remaining cumulative unpaid Support Fees will be calculated pursuant to the terms of Section 3(b) above and based on the Minimum Tier (Period) in effect at the time of the effective date of such termination.

5.   CURRENCY

All fees and charges under the Agreement will be billed and paid in United States Dollars throughout the Term without regard to fluctuations in exchange rates.

6.   NETWORK COMPLIANCE FEES

For each Card network region utilizing the Licensed Software in Production Use (e.g. Mastercard North America is one Network/Region. Mastercard Europe is a separate Network/Region. Visa United States is a separate Network/Region.), Licensor will invoice in advance, and GS will pay pursuant to the payment provisions of the GTC, the fees as set forth below in this Section 6 (“Network Compliance Fee”).

Annual Network Compliance Fee Per Network, Per Region in Production Use: [***].

The initial annual Network Compliance Fee will be invoiced by Licensor on the Effective Date, and thereafter, the annual Network Compliance Fee will be invoiced by Licensor forty-five (45) days prior to the annual anniversary of the Effective Date.

ATTACHMENT 1 TO EXHIBIT A

THIRD PARTY MATERIALS

[***]

ATTACHMENT 2 TO EXHIBIT A

[***]

EXHIBIT B

SUPPORT SERVICES; SERVICE LEVELS; AND KEY PERSONNEL

1.	Scope of Support Services.

(a)	Licensor will perform the following Support Services functions:

(i)	Supporting and maintaining the Licensed Software (including Updates);

(ii)	Correcting Defects;

(iii)

Developing and delivering Updates (including minor expansions, additions and improvements to functionality or performance of the Licensed Software as well as providing releases that contain substantial and significant enhancements when they are made available to Licensor’s customers generally);

(iv)	Providing updated Documentation electronically;

(v)	Resolving problems with the Licensed Software in accordance with the priority levels and timeframes specified in this Exhibit B;

(vi)	Providing general support for the Licensed Software to GS as specified in this Exhibit B;

(vii)

Providing Licensed Software support remotely and/or onsite as requested by GS (and, with respect to any such onsite support, GS will reimburse Licensor for any related expenses incurred by Licensor pursuant to the terms of Section 6.1(e) of the GTC); and

(viii)	Performing those Support Services functions described elsewhere in the Agreement, including in Article 2, Article 3, Article 4 and Section 7.2 of the GTC.

(b)

Licensor’s obligation to perform the Support Services is subject to: (i) GS’s payment of the Support Fees pursuant to the terms of the GTC and Exhibit A; and (ii) Licensor’s rights in Section 9.3 of the GTC.

(c)	GS understands and agrees that in order for Licensor to perform certain of its obligations with respect to Licensor’s provision of Support Services:

(i)	GS assumes responsibility for making available Personnel of GS with relevant expertise, experience and familiarity with GS’s requirements and operating environment; and

(ii)

Licensor may require access to equipment, software and other materials and resources of the GS Parties and Service Providers that are located at a GS Party’s or its Service Provider’s facilities; in such event, Licensor will notify GS and GS will cooperate with Licensor to provide the appropriate access to such resources to enable Licensor to provide such Support Services, including, at GS’s option, access to systems and premises. In the event GS elects to provide Licensor with any such access, such access will be subject to those terms of the GTC that govern such access (including Section 3.2 of the GTC, Section 4.4(d) of the GTC, and Article 5 of the GTC). Any delay or refusal to provide such required access shall extend the applicable Response Time, Correction Time and Resolution Time specified in Section 5(b) below in accordance with Section 5(d) below.

(d)	The Support Services do not include the following (unless otherwise agreed to by the Parties in writing):

(i)	Support and maintenance of Add-Ons/Interfaces and Escrow Improvements (if any);

(ii)	Subject to Section 6.5 of the GTC, assisting or participating in GS compliance audits;

(iii)	User acceptance testing, including writing of test scripts, for GS;

(iv)

Subject to Section 2.4 of the GTC, purchasing, providing and assuring for GS’s environment proper machine configuration, program installation, operating system release level, audit controls or operating methods;

(v)	Establishing adequate backup plans for GS’s environment;

(vi)	Diagnosing, patching, or repairing errors or malfunctions of other software or hardware in GS’s environment used in conjunction with the Licensed Software;

(vii)	Implementing sufficient procedures and checkpoints for GS’s environment to satisfy GS’s requirements for security; or

(viii)	Support and maintenance for any system environments other than the production and disaster recovery environments located at the Designated Site(s) and the Disaster Recovery Site(s).

2.	Contacting Licensor Support.

(a)	The Support Services will be available to the GS Parties each day of the year on a twenty- four (24) hours per day, seven (7) days per week basis (including on any GS and Licensor holidays).

(b)	Licensor will ensure that the GS Parties may contact Licensor’s Support Services team with respect to the Support Services:

(i)	ViaLicensor’sautomatedissuetrackingsystem:“CoreTrack”: [***] (“CoreTrack”);

(ii)	By phone at a toll-free number to be provided by Licensor prior to the commencement of Support Services; and

(iii)	Via email at an email address to be provided by Licensor prior to the commencement of Support Services.

(c)	The GS Parties will designate support contacts who may log issues with Licensor’s Support Services team, including the GS contacts specified in Section 9 below.

(d)

GS will initiate Licensed Software issues by notifying Licensor of the issue by logging the issue in CoreTrack (provided, however, that if CoreTrack is not available for GS to log the issue, GS may initiate the issue by notifying Licensor of the issue through one of the means described in Section 2(e) below).

(e)	GS may escalate any Licensed Software issues that have been logged in CoreTrack by:

(i)	Notifying Licensor of the issue by phone or via email as described in Sections 2(b)(ii) and 2(b)(iii); or

(ii)	Notifying Licensor of the issue by contacting Licensor’s Support Manager as specified in Section 8.

Licensor will provide GS with unique tracking identification for each issue logged with Licensor’s Support Services team.

(f)	Licensor will make available to GS Support Services representatives who are knowledgeable about the operations of the Licensed Material, including for the following:

(i)	General how-to and operational questions that are not addressed adequately in the Documentation made available to GS;

(ii)	Trouble shooting assistance to determine the reason and priority for errors or problems with the Licensed Software;

(iii)	Compatibility questions that are not addressed adequately in the Documentation made available to GS; and

(iv)	Update installation questions not addressed adequately in the Documentation made available to GS.

(g)

Licensor’s response to Priority 1 Problems, Priority 2 Problems, Priority 3 Problems and Priority 4 Problems (as such terms are defined below) will include, as appropriate, providing one or more of the following to GS: an existing correction; a new correction; a viable workaround; a request for more information to complete the analysis of the problem, or a plan on how and when the problem will be corrected.

(h)

If GS believes that a Defect exists in the Licensed Software, GS will promptly notify Licensor in the manner specified in Section 2(d) above (each, a “Notification”). The Notification must describe the nature of the suspected Defect and provide details of the circumstances of its occurrence. After GS delivers the Notification, Licensor will use reasonable efforts to confirm the existence of the Defect, correct it, and respond within the times specified in this Exhibit B. At Licensor’s request and expense, GS will provide Licensor with reasonable assistance in performing Support Services, including reasonable access to the Licensed Software.

(i)

GS may determine whether an issue is a Priority 1 Problem, a Priority 2 Problem, a Priority 3 Problem or a Priority 4 Problem (provided that any such determination by GS is consistent with the priority level definitions in Section 4 below). If Licensor reasonably assesses that the priority level assigned to the issue by GS should be downgraded (provided that any such assessment by Licensor is consistent with the priority level definitions in Section 4 below), Licensor may request GS to amend the priority level of the issue, and GS and Licensor will agree on an appropriate priority level; provided, however, that Licensor will respond to and address the issue pursuant to the priority level originally assigned by GS unless and until the Parties so agree to a different priority level. If Service Level Credits are imposed after Licensor responds to and addresses an issue pursuant to the priority level originally assigned by GS to which Licensor disputed such priority level assignment, Licensor may request the Parties utilize the dispute resolution process set forth in Section 10.7 of the GTC to resolve the issue of the imposition of such Service Level Credits.

3.	General Terms Regarding Service Levels.

(a)	Quantitative performance standards for the Support Services (“Service Levels”) are set forth in in Section 5 below.

(b)

Licensor’s obligation to meet the Service Levels will commence on the expiration of the Warranty Period. Notwithstanding the foregoing, during the period between the date that the Support Services commence and the expiration of the Warranty Period, Licensor will use commercially reasonable efforts to meet the Service Levels, but any failure by Licensor to meet a Service Level during such period will not be considered a Service Level Breach.

(c)	The Parties will review the Service Levels annually for applicability and will revise them as appropriate upon mutual written agreement.

(d)

Licensor will measure and provide formal reporting to the GS contacts set forth in Section 9 below on its performance against the Service Level on a monthly basis. “Service Level Breach” means Licensor’s failure to meet a Service Level.

(e)

Licensor recognizes that a Service Level Breach may have a material adverse impact on the business and operations of GS and its Affiliates. Accordingly, upon the occurrence of a Service Level Breach regarding Priority 1 Problems and Priority 2 Problems, GS may elect to recover the credits (the “Service Level Credits”) specified in Section 6 below.

(f)

Upon the occurrence of a Service Level Breach, Licensor will: (i) investigate, assemble, and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem(s); (ii) advise GS, as and to the extent requested by GS, of the status of remedial efforts being undertaken with respect to such problem; (iii) minimize the impact of and correct the problem(s) and begin meeting the Service Level; and (iv) take appropriate preventive measures so that the problem does not recur.

(g)

For any incident that is a Priority 1 Problem, a Priority 2 Problem, a Priority 3 Problem or a Priority 4 Problem, if it is mutually determined by the Parties that such incident (1) was caused by GS or a Service Provider (and not by an inherent Defect); (2) was not caused by a Defect and could have been resolved by GS or a GS Service Provider in the normal course of business using reasonable judgment of a qualified technician or operator of GS or a GS Service Provider; or (3) was directly caused by an Add-On/Interface (and not by an inherent Defect), then:

(i)	unless and until such determination is made by the Parties, Licensor will respond to and address the incident pursuant to the priority level originally assigned by GS; and

(ii)

if such determination is made by the Parties: (A) and Licensor has resolved the incident as required pursuant to Section 3(g)(i), then Licensor will invoice GS for such work performed to resolve the incident at the applicable rates set forth in the Professional Services Agreement; and (B) if the work to resolve the incident has not been commenced by Licensor, and if requested by GS, Licensor will resolve the incident as Professional Services under the Professional Services Agreement for an amount to be agreed to by the Parties at the time.

If Licensor reasonably believes that an incident falls into one of the exceptions set out in subsections (1) through (3) above, Licensor will notify GS immediately in order for the Parties to discuss the matter.

4.	Priority Level Definitions.

(a)

“Priority 1 Problem” means a Defect in the Licensed Software such that GS is unable to use the Licensed Software. Licensor must initially respond to a Notification relating to a Priority 1 Problem within the time period specified below in Section 5(b) below, and will use its reasonable efforts to fix, provide a work-around, or otherwise resolve a Priority 1 Problem within the time period specified below in Section 5(b) below. Examples of Priority 1 Problems include: (1) the Licensed Software is not able to meet the Availability Standard due to a Defect (including as a result of the release into production of an Update); and (2) GS is unable to scale its use of the Licensed Software due to a Defect that causes the Licensed Software not to meet the Availability Standard.

(i)

“Availability Standard” means the ability of the Licensed Software to be Available for use by the GS Parties [***] of the time, calculated by dividing the total number of minutes the Licensed Software is Available in a calendar month divided by the total number of minutes in such calendar month, excluding downtime caused by issues unrelated to the Licensed Software.

(ii)	“Available” means Licensed Software is able to correctly receive, process, and respond to transactions or other calls to the Licensed Software, including for customers of the GS Parties.

(b)

“Priority 2 Problem” means a Defect in the Licensed Software such that GS is able to use the Licensed Software but GS’s usage is severely limited or GS is unable to use features of the Licensed Software critical to GS. Licensor must initially respond to a Notification relating to a Priority 2 Problem within the time period specified below in Section 5(b) below, and will use its reasonable efforts to fix, provide a work-around, or otherwise resolve a Priority 2 Problem within the time period specified below in Section 5(b) below.

(c)

“Priority 3 Problem” means a Defect in the Licensed Software such that GS is able to use the Licensed Software but GS’s usage of features of the Licensed Software not critical to GS is unavailable. Licensor must initially respond to a Notification relating to a Priority 3 Problem within the time period specified below in Section 5(b) below, and will use its reasonable efforts to fix, provide a work-around, or otherwise resolve a Priority 3 Problem within the time period specified below in Section 5(b) below.

(d)

“Priority 4 Problem” means a Defect in the Licensed Software such that GS is able to use the Licensed Software without any impact on the performance, functionality or features of the Licensed Software. Licensor must initially respond to a Notification relating to a Priority 4 Problem within the time period specified below in Section 5(b) below, and will fix, provide a work-around, or otherwise resolve a Priority 4 Problem within the time period specified below in Section 5(b) below.

5.	Service Levels.

(a)

For any incident that is a Priority 1 Problem, a Priority 2 Problem, a Priority 3 Problem or a Priority 4 Problem, Licensor will meet the Service Levels set out the table in Section 5(b) below. As used in such table:

(i)

“Correction Time” means the elapsed time between GS’s submission of a Notification and Licensor’s delivery to GS of a correction of the Defect through a workaround (which workaround Licensor will have tested prior to such delivery in order to confirm that the workaround corrects the Defect).

(ii)

“Resolution Time” means the elapsed time between GS’s submission of a Notification and Licensor’s delivery to GS of a correction of the Defect through a permanent resolution (which permanent resolution Licensor will have tested prior to such delivery in order to confirm that the permanent resolution corrects the Defect).

(iii)

“Response Time” means the elapsed time between GS’s submission of a Notification and Licensor’s response (which may include (A) an updated CoreTrack ticket with assignment or comments for clarity, (B) answer of a support phone call on the provided support number, or (C) reply on email to the provided support email address) to indicate that Licensor has received the Notification and has commenced efforts for a workaround and/or permanent resolution to correct the Defect.

(b)	The Service Levels are as set forth in the following table:

[***]

Footnote 1: Delivery by Licensor to GS of the workaround or permanent resolution, as applicable, to the problem (regardless of when GS implements any such workaround or permanent resolution) shall be deemed to be the time the workaround or permanent resolution was completed for purposes of determining whether or not Licensor met the applicable Correction Time or Resolution Time set forth above, provided that the workaround or permanent resolution corrects the applicable Defect.

(c)

In the event a Priority 1 Problem occurs, Licensor will cause a team of the relevant Licensor Personnel (i.e., those Licensor Personnel who possess the relevant skills, experience and expertise that are reasonably expected to be needed to diagnose and resolve the issue) to begin working on the issue within one (1) hour of GS’s submission of the relevant Notification (in a manner that meets the Service Levels set forth in the table above for a Priority 1 Problem).

(d)

In the event any problem occurs which requires GS to provide Licensor with critical information or decisions required by Licensor in order to provide a correction or resolution, but GS cannot or does not provide such critical information or decisions in a timely manner, the Response Time, Correction Time, and Resolution Time measurements specified above will be extended to compensate for such delays on an hour by hour or day by day basis, as applicable (provided that Licensor has asked GS for such critical information or decisions in a timely manner).

6.	[***].

[***].

7.	Training.

At mutually agreed times and locations, Licensor will provide the GS Parties at no additional charge with up to forty (40) hours of training on the proper use of the Licensed Software and any Updates.

8.	Key Personnel.

The Key Personnel are as set forth in the following table:

Key Personnel
Position	Name	Location
Account Manager	[***]	Atlanta, Georgia
Escalation Manager	[***]	Atlanta, Georgia
Escalation Manager	[***]	Atlanta, Georgia

Licensor’s Support Manager:

[***]

Location: Bhopal, India

9.	GS Contacts.

As of the Effective Date, the primary GS contacts for Licensor with respect to the Support Services are: (a) [***]; and (b) [***]. GS may change such contacts by notifying Licensor (email is sufficient).

EXHIBIT C

INSURANCE REQUIREMENTS

Licensor shall carry and maintain the following insurance coverage:

Workers Compensation	As prescribed by statute or other jurisdiction in which is work is to be performed
Employer's Liability	$1 million bodily injury each accident $1 million bodily injury by disease, policy limit $1 million bodily injury by disease, each employee
Commercial General Liability	$1 million each occurrence and $2 million in the aggregate, covering bodily injury, property damage, personal injury, blanket contractual liability and completed operations.
Excess Liability Insurance (Umbrella Form)	$10 million per occurrence and in the aggregate over the Employer's, General and Auto Liability.
Fidelity Coverage (Crime)	$5 million
Professional Liability (Errors & Omission Insurance)	$2 million
Commercial Automobile Liability	$1 million combined single limit covering all owned, non-owned and hired automobiles, if the use of automobiles is required.

Licensor shall maintain appropriate insurance coverage in accordance with this Exhibit C, and shall furnish GS with a certificate of insurance evidencing such coverage prior to the execution of this Agreement and thereafter upon GS’s reasonable request. Licensor shall notify GS in writing: (i) at least thirty (30) days prior to the effectiveness of any applicable policy being cancelled or materially altered as to affect coverage for GS, if such change was initiated or caused by Licensor; and (ii) promptly upon Licensor becoming aware of any applicable policy being cancelled or materially altered as to affect coverage for GS, if such change was initiated or caused by Licensor’s relevant insurance carrier. Any liability policies, except for Employer's and Professional Liability policies, Workers Compensation/Employer Liability policies, and Crime policies, shall name GS and its managing directors, partners, employees, agents and authorized representatives as additional insureds as its or their interests may appear. Policies of insurance, except for Crime policies, shall contain a waiver of subrogation in favor of GS. Licensor’s insurance coverage, except for Employer’s and Professional Liability policies, shall be primary for all losses and damages without contribution from the insurance of GS or other third party. Licensor's failure to deliver satisfactory evidence of coverage shall not be construed as a waiver of that Party's obligation to provide the required insurance coverage. Receipt by GS of a non-conforming certificate of insurance does not constitute acceptance.

EXHIBIT D

ESCROW AGREEMENT

To be agreed to by the Parties within ninety (90) days after the Effective Date.

EXHIBIT E

[***]

EXHIBIT F

RESOLUTION AND RECOVERY AMENDMENT

Goldman Sachs and CoreCard each acknowledge and agree that the continued provision by CoreCard of the services and/or products set forth in the Software License and Support Agreement entered between the Parties and dated October 16, 2018, as amended (“Agreement”), pursuant to which CoreCard makes Licensed Material available to Goldman Sachs and performs related Support Services (collectively, the “Services”), will be important to ensure that Goldman Sachs and its Affiliates are able to continue to carry on their business notwithstanding the occurrence of an insolvency, resolution or other similar proceeding or event, including pursuant to “recovery and resolution”, “special administration”, “special resolution regime” or analogous applicable laws or regulations with respect to Goldman Sachs or any Affiliate of Goldman Sachs in any jurisdiction (any such proceeding or event, a “Resolution Event”) and as a result, Goldman Sachs and CoreCard each agree to supplement the terms of the Agreement in accordance with terms sets forth in this Exhibit F (collectively, these “Supplemental Terms”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Thus, notwithstanding any other provision in the Agreement or any rights granted under any applicable insolvency law or otherwise, and provided that all amounts payable by Goldman Sachs under the terms of the Agreement are paid to CoreCard when due, CoreCard hereby irrevocably and unconditionally:

(a)

agrees that it shall not exercise any right to terminate the Agreement or reduce or withhold its provision of Services or otherwise exercise any right or remedy under the Agreement to the extent that such right arose or arises from (i) the occurrence of a Resolution Event with respect to Goldman Sachs or any Affiliate of Goldman Sachs, (ii) any default by Goldman Sachs or any Affiliate of Goldman Sachs (other than Goldman Sachs’ obligation to make payments when due) occurring as a result of a Resolution Event, or (iii) any failure or delay by Goldman Sachs or any Affiliate of Goldman Sachs to perform any other obligation under the Agreement (other than Goldman Sachs’ obligation to make payments when due) accrued or due before the commencement of any Resolution Event that is cured within a reasonable period following the commencement of such Resolution Event;

(b)

agrees that it shall not exercise any right to prevent renewal of the Services for a period of eighteen (18) months following the occurrence of a Resolution Event, provided, however, that nothing in this clause (b) shall be deemed to require CoreCard to continue providing Services under the Agreement after the date the Services would otherwise end without opportunity for further renewal (and the period of any required post-termination transition assistance);

(c)

consents to any change of control of Goldman Sachs or any Affiliate of Goldman Sachs in connection with a Resolution Event provided that the surviving entity is not an Excluded Entity (subject to Section 10.1(a)(2) of the Agreement);

(d)

consents to the assignment, delegation, novation or transfer, in connection with a Resolution Event, of any or all of Goldman Sachs’ rights and obligations under the Agreement, in whole or in part, to any entity other than any Excluded Entity (subject to Section 10.1(a)(2) of the Agreement) that is or becomes (or, as of immediately prior to the Resolution Event, was) (i) an Affiliate of Goldman Sachs, (ii) an acquirer of any such entity, or (iii) a successor to or an acquirer of the whole or a part of the business of Goldman Sachs or an Affiliate of Goldman Sachs (including, for the avoidance of doubt, any “bridge company”, “bridge bank” or similar entity formed for the purpose of acquiring or carrying on such business);

(e)

agrees that, in the event of any such divestiture by Goldman Sachs or any Affiliate of Goldman Sachs of all or part of its business or of any of its Affiliate in connection with a Resolution Event, CoreCard will provide transition services to such divested entity in accordance with Section 10.2 of the Agreement;

(f)

agrees that if Goldman Sachs is subject to a Resolution Event and, under the law applicable to such Resolution Event, rejects, disclaims, repudiates or fails or refuses to perform its obligations under the Agreement, then the Agreement shall remain in full force and effect as between any other Affiliate of Goldman Sachs that: (i) used the Licensed Material prior to the Resolution Event; and (ii) assumes in writing all of the obligations of Goldman Sachs under the Agreement, and CoreCard shall not exercise any right to terminate the Agreement) or reduce or withhold its provision of Services or otherwise exercise any right or remedy under the Agreement with respect to any other such Affiliate of Goldman Sachs to the extent that such right arose or arises from the Resolution Event so long as such other Affiliate of Goldman Sachs continues to perform its obligations assumed by it under the Agreement.

These Supplemental Terms form a part of the Agreement and are incorporated therein. If there is any conflict between the terms of the Agreement and these Supplemental Terms with respect to the subject matter of these Supplemental Terms, these Supplemental Terms shall prevail, but otherwise the Agreement shall remain in full force and effect.

These Supplemental Terms shall be governed by and construed in accordance with the law governing the Agreement. Any dispute arising out of or in connection with these Supplemental Terms shall be resolved in the manner provided for in the Agreement for the settlement of any disputes arising out of or in connection with the Agreement and the provisions of the Agreement relating to the settlement of disputes shall apply as if incorporated in this these Supplemental Terms with any necessary modifications.

EXHIBIT G

DATA PROTECTION ADDENDUM

This Data Protection Addendum ("Addendum") forms part of the Software License and Support Agreement dated October 16, 2018 ("Principal Agreement") between: (i) CoreCard Software, Inc. ("Vendor") acting on its own behalf and as agent for each Vendor Affiliate; and (ii) The Goldman Sachs Group, Inc. ("GS" or “Goldman Sachs”) acting on its own behalf and as agent for each GS Affiliate. The terms used in this Addendum shall have the meanings set forth in this Addendum. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Principal Agreement. Except as modified below, the terms of the Principal Agreement shall remain in full force and effect. If there is any conflict between the terms of the Principal Agreement and this Addendum with respect to the content of this Addendum, this Addendum shall prevail. In consideration of the mutual obligations set out herein, the parties hereby agree that the terms and conditions set out below shall be added as an Addendum to the Principal Agreement. Except where the context requires otherwise, references in this Addendum to the Principal Agreement are the Principal Agreement as amended by, and including, this Addendum.

Article 1 – Definitions

1.1    “Covered Entity” has the meaning set forth in the NYDFS Regulation.

1.2    “Data Security Incident” means any of the following that occur with respect to Vendor’s Information Systems: (i) loss or misuse of GS Data, regardless of whether in electronic or hard copy, whether the loss or misuse was actual or reasonably believed by Vendor to have occurred; (ii) any other inadvertent, unauthorized, or unlawful Processing of GS Data, regardless of whether in electronic or hard copy form; or (iii) unauthorized access to or use of a GS Information System via Vendor’s Information Systems that has a reasonably likelihood of materially harming any material part of the normal operations of GS. Data Security Incident includes, without limitation, a Cybersecurity Event (as defined by the NYDFS Regulation, Sections 500.01 and in scope of 500.17(a)1-2).

1.3    “Governmental Authority” means any federal, state, local, national or supranational (or other political subdivision thereof or thereto) (a) government, (b) governmental, legislative, regulatory, military, police, taxation, or administrative authority, agency, department, or commission, or (c) court, tribunal, or judicial or arbitral body of competent jurisdiction which exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.4    “GS Data” means Nonpublic Information, Personally Identifiable Information, and Goldman Sachs’ Confidential Information as defined by the Principal Agreement and this Addendum.

1.5    “Information Systems” has the meaning set forth in the NYDFS Regulation.

1.6    “Law” means any law, rule, regulation, ruling, judgment, order or approval of any Governmental Authority, as may be amended or otherwise revised from time to time.

1.7    “Nonpublic Information” has the meaning set forth in the NYDFS Regulation but is limited to such information provided by, about or relating to Goldman Sachs. Nonpublic Information provided by or collected on behalf of Goldman Sachs pursuant to the Principal Agreement also constitutes Goldman Sachs’ “Confidential Information” defined in the Agreement.

1.8    “Personally Identifiable Information” or “PII” means any information provided by Goldman Sachs: (i) that identifies or can be used to identify an individual either alone or in combination with other readily available data; (ii) includes personally identifiable financial or insurance information, including but not limited to “non-public personal information” as that term is defined in GLBA; and (iii) including, without limitation, any combination of data that, if compromised, would require notice or reporting under any applicable Privacy Laws. PII provided by or collected on behalf of Goldman Sachs pursuant to the Principal Agreement also constitutes Goldman Sachs’ “Confidential Information” defined in the Agreement.

1.9    “Privacy Laws” means all applicable privacy and data security laws in all relevant jurisdictions, including but not limited to the following, in each case, as amended or supplemented: Gramm-Leach-Bliley Act (“GLBA”); Fair Credit Reporting Act; New York Department of Financial Services 23 NYCRR 500 (“NYDFS Regulation”); California Financial Information Privacy Act; the Federal Trade Commission Act; the Telephone Consumer Protection Act; the CAN-SPAM Act of 2003; 201 Code of Mass Regs 17.01, et seq.; state data breach and data security Laws; and analogous local, state, federal and international Laws relating to the Processing, privacy, usage, protection and security of PII.

1.10    “Process” or “Processing” means any operation or set of computer operations, including, but not limited to, collection, recording, organization, storage, access, adaptation, alteration, retrieval, consultation, use, corruption, transfer, transmit, sale, rental, disclosure, dissemination, making available, alignment, combination, deletion, erasure, or destruction.

1.11    “Vendor Controls” has the meaning given in Attachment 1 to this Addendum.

1.12    “Vendor Systems” has the meaning given in Attachment 1 to this Addendum.

Article 2 – General

2.1    Processing of GS Data; Compliance with Privacy Laws. Vendor shall Process GS Data only in accordance with Goldman Sachs’s instructions to fulfil the objectives of the Principal Agreement. Vendor shall comply with all Privacy Laws in connection with any Processing of GS Data provided directly, or indirectly, by Goldman Sachs to Vendor.

2.2    Access, Nondisclosure and Restrictions of GS Data. Vendor acknowledges that it has no right or title in or to (including, without limitation, copyright rights in) GS Data. Except as necessary to fulfil the objectives of the Principal Agreement, Vendor shall not (i) use, transfer, distribute, or otherwise disclose GS Data; (ii) sell or rent GS Data, (iii) use or make available GS Data for Vendor's own purposes or for the benefit of anyone other than GS. Vendor shall not create or maintain data sets that are derived from or derivative works of GS Data. Vendor shall not use or disclose GS Data to any third party (including, without limitation, subcontractors) except upon prior express written consent of GS. Vendor may only permit employees, agents, or any other person or entity acting on its behalf to access GS Data if that access is in compliance with the Principal Agreement, conducted by individuals who have a need-to-know, who have been appropriately trained and bound by commercially reasonable and legally enforceable confidentiality, data privacy and data security obligations that are no less robust than those set forth in this Principal Agreement. With respect to its employees, affiliates, subcontractors, agents, representatives and their respective employees, affiliates, subcontractors, agents and representatives, Vendor shall be liable for:

(1) any unauthorized use or disclosure of any GS Data received by it; and (2) any actions and omissions as if they were Vendor's own actions and omissions.

2.3    Notification of Access Requests. Vendor must notify Goldman Sachs in writing as soon as reasonably practicable and in any event within three (3) business days after Vendor receives: (i) any complaint about Processing of PII or Nonpublic Information by Vendor or on Vendor’s behalf; (ii) any request for access from any Governmental Authority relating to any PII or Nonpublic Information (where not legally prohibited from doing so); or (iii) any other request related to PII or Nonpublic Information from a third party.

Article 3 – Protections and Safeguards

3.1    General Information Security Safeguards. Vendor shall protect GS Data using administrative, technical and physical safeguards designed to protect against threats or hazards to the security, integrity or confidentiality of GS Data, including, without limitation, unauthorized access to or use of GS Data that could result in harm to Goldman Sachs, its employees, customers or consumers. Vendor shall, in all circumstances, apply the same or better protections to GS Data as it applies to its own confidential information. Vendor shall identify to Goldman Sachs a Vendor method of contacting Vendor’s 24/7 data security desk. Vendor represents and warrants that as of the effective date of this Addendum and throughout the term, the Vendor Controls described in Attachment 1 to this Addendum shall be in effect with respect to GS Data at all times.

3.2    Secure Return or Destruction of GS Data. At Goldman Sachs's request or upon the termination or expiration of the Principal Agreement, Vendor shall: (1) promptly return to Goldman Sachs all copies, whether in written, electronic or other form of media, of GS Data in its possession, or securely dispose of all such copies; and (2) certify its compliance with this section in writing to Goldman Sachs.

Article 4 – Data Security Incidents

4.1    Notification. Vendor shall take appropriate actions to contain and mitigate any Data Security Incident, including, without limitation, notification to Goldman Sachs as soon as possible, but at most within forty-eight (48) hours of learning of the Data Security Incident (subject to any delay required by law). Such notifications shall include a detailed summary of the known facts of the Data Security Incident with respect to data elements and number of records exposed/misused and the corrective action to be taken by Vendor. Vendor shall update GS with additional information with respect to such subjects as Vendor works to investigate and address the Data Security Incident (subject to holding back any information where required by law). Vendor shall not disclose the existence of a Data Security Incident, including, without limitation, to Goldman Sachs’ customers, consumers or the general public, without the express written permission of Goldman Sachs, except as necessary to inform others as required by applicable law.

4.2    Cooperation and Assistance. Vendor shall cooperate with Goldman Sachs to investigate the nature and scope of any Data Security Incident and to determine appropriate actions to mitigate, remediate and otherwise respond to the Data Security Incident or associated risks, at Vendor’s own expense. Goldman Sachs further reserves the right to require Vendor to implement particular security measures and risk management procedures and requirements to resolve confidentiality and integrity issues relating to a Data Security Incident at Vendor’s own expense; provided, however, that if such Goldman Sachs requirements require Vendor to incur more than $1 million in costs (as reasonably demonstrated by Vendor to Goldman Sachs), Goldman Sachs and Vendor each will be responsible for 50% of such costs in excess of $1 million.

Article 5 –Assessments

5.1    Where any Vendor Control cannot be verified by supporting evidence, GS reserves the right to, at its own expense, conduct an on-site test or audit to ensure specific Vendor Controls are operating effectively, subject to the terms of Section 6.5 of the Principal Agreement. Vendor Controls are to be part of Vendor’s general standards and practices and need not be exclusively created for GS.

Article 6 –PCI Compliance

6.1         If the services include Vendor (1) handling, accessing or interfacing with any (A) data, materials, or information subject to the PCI Requirements (defined below) (collectively, “PCI Data”), or (B)    systems that contain PCI Data, or (2) receiving, accessing, transmitting, storing or processing PCI Data, Vendor covenants, represents and warrants that:

(i)

it is responsible for the security of cardholder data that Vendor’s possess or otherwise stores, processes or transmits on behalf of GS, or to the extent that Vendor may impact the security of the GS’s cardholder data environment;

(ii)

it has been certified as a compliant, Level 1 service provider (or Level 1 merchant, as applicable) (a “Level 1 Provider”) with the then-current PCI Security Standards Council’s Payment Card Industry Data Security Standard and with any other applicable requirements as may be promulgated from time to time by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, switch network, merchant bank or issuing bank, including, without limitation, with respect to a payment card bearing the logo of a PCI Security Standards Council member (“PCI Requirements”) by a qualified security assessor and approved scanning vendor, as applicable, and shall continue to be in compliance with all PCI Requirements and certified as a complaint Level 1 Provider, including, without limitation, all associated audit and certification requirements;

(iii)	Vendor shall immediately notify GS in writing of any changes in Vendor’s compliance with PCI Requirements or Level 1 Provider status;
(iv)

Vendor shall continue to comply with PCI Requirements and Level 1 Provider requirements, shall validate compliance annually according to PCI Requirements and shall be listed as a Level 1 Provider on all card brand and card association registries; and

(v)

Vendor shall provide to GS on an annual basis, and upon request, written evidence of Vendor’s compliance with PCI Requirements and Level 1 Provider status, including, without limitation, copies of any Third Party audits required by the PCI Requirements or otherwise commissioned by Vendor.

In addition, if Vendor, in connection with its performance under this Agreement, uses or provides: (i) any payment applications that store, process or transmit PCI Data as part of authorization or settlement; or (ii) any personal identification number (PIN) entry terminals used for payment card transactions, Vendor covenants, represents and warrants that it shall ensure that such payment applications or PIN entry terminals, as the case may be, comply with applicable PCI Requirements, including, without limitation, the Payment Card Industry PIN Transaction Security standard, the Payment Card Industry P2PE standard, the Payment Card Industry Payment Application Data Security Standard and any successor standards.

Without limiting any of Vendor’s other obligations under this Agreement, Vendor covenants, represents and warrants that it shall ensure that any software, hardware or other materials used by Vendor, or provided or made available to GS, in connection with Vendor’s performance under this Agreement, shall comply with, and shall not prevent GS and its clients from complying with, PCI Requirements.

Attachment 1 to Exhibit G

Vendor Security Measures

Vendor will implement appropriate technical and organizational measures, policies and controls (including third-party verification of compliance with SSAE 18) (collectively, “Vendor Controls”) to maintain the effective security of all Vendor computer or network systems accessing, storing, transmitting, processing or otherwise supporting the processing of GS Data (“Vendor Systems”), and to ensure that GS Data is protected from accidental, unauthorized or unlawful processing, access, disclosure, loss, alteration, damage or destruction. Vendor shall maintain, and provide upon request, a comprehensive written information security plan and incident response plan that memorializes these Vendor Controls. Vendor shall not modify the Vendor Controls in any way that might reasonably be expected to reduce the overall scope or level of security protections as represented to Goldman Sachs during diligence and procurement, or as otherwise specified by a request for proposal in relation to the Principal Agreement.

Vendor will promptly inform GS in case of any material non-compliance with the requirements set out below including, without limitation, any subsequent changes in Vendor’s operating environment resulting in a material non-compliance, and will provide evidence of alternative or compensating controls implemented to protect GS Data.

Vendor will be subject to initial and periodic assessments by GS to validate Vendor Controls, including, without limitation, appropriate on-site audits and control testing by GS, the timing and terms of which shall be as set forth in Section 6.5 of the Principal Agreement. As part of these assessments, Vendor will provide relevant documentary evidence of its compliance with this Attachment 1, including, without limitation, effective operation of Vendor Controls via mutually agreed communication channels. Where any Vendor Control have not been implemented by Vendor, Vendor shall provide evidence of an effective alternative or compensating control.

1.

Vendor will have information security policies and standards, consistent with industry standards for information security such as SSAE 18, that describe the Vendor Controls implemented by the Vendor to protect GS Data and Vendor Systems (“Vendor Policies”). Vendor Policies will be reviewed and updated periodically by Vendor.

2.	Vendor will ensure its personnel are aware of the Vendor Policies describing the authorized and acceptable business and personal use of corporate data processing systems.

3.

Vendor will ensure senior management have oversight of information security working practices, and are accountable for managing risks and maintaining effective operation of Vendor Controls including, without limitation, monitoring compliance with the Vendor Policies.

4.	Vendor will maintain appropriate and sufficient personnel, tools and procedures to effectively operate Vendor Controls in line with the Vendor Policies.

5.	Vendor will ensure its personnel are aware of information risks and appropriately trained in Vendor Policies.

6.

Vendor will operate a third party risk management process to assess and manage third party related technology risks, and will ensure third party service providers have in place security controls equivalent to the Vendor Controls.

7.

Vendor will maintain physical access controls to prevent unauthorized physical access to Vendor Systems and Vendor’s premises, and implement specific environmental protection measures for fire and flood protection as appropriate.

8.

Vendor will maintain logical access controls to (a) prevent unauthorized access to Vendor Systems, (b) ensure authorized personnel are granted only the minimum appropriate level of access, and (c) enforce segregation of duties between job roles to avoid conflicts of interest.

9.

Vendor will maintain audit trails of: (a) personnel’s access to Vendor Systems and Vendor’s premises; and (b) Privileged Account access to Vendor Systems. Such audit records will be retained for one year and routinely monitored to detect misuse.

10.	Vendor Systems will enforce appropriate user authentication measures, such as strong passwords, multi-factor authentication and biometric authentication.

11.	Vendor will ensure personnel accessing Vendor Systems via remote access from an untrusted external network use two-factor authentication.

12.

Vendor will limit and control the use of accounts with privileged, elevated or system-level access to Vendor Systems, including, without limitation, those with developer, operator, administration level access (“Privileged Accounts”), to prevent misuse or unauthorized access.

13.

Vendor will prevent the routine or unconstrained use of system, generic and other shared or non- user Privileged Accounts. Access to such Privileged Accounts will be granted on a temporary basis only for authorized scheduled changes or emergency maintenance, using appropriate security measures such as one-time password, just-in-time password or break-glass procedures.

14.

Vendor will periodically recertify individual access permissions to Vendor System to ensure access levels continue to be appropriate to the job role. Vendor will promptly remove or adjust access permissions where necessary.

15.

Vendor will prevent unauthorized transfer or disclosure of GS Data to external recipients via internal and external email systems, network or cloud storage, social media or internet forums or any other communication channels (commonly known as data leakage prevention). Access to these channels will be disabled by default, and where permitted will be restricted to authorized personnel only.

16.

Vendor will restrict and control the use of any computing device owned by Vendor’s personnel to access GS Data (commonly known as bring your own device or BYOD), via appropriate mobile device management controls that: (a) restrict the copying of Non-Public Information and PII to such devices; (b) ensure that multi-factor authentication is required to access GS Data or networks or systems that contain or allow for access to GS Data; (c) encrypt Non-Public Information and PII in transit and at rest and at all other times, using industry standard encryption protocols; and (d) track and remotely wipe GS Data in the event of a device being lost.

17.

Vendor will encrypt Non-Public Information and PII at all times using industry standard encryption protocols, including, without limitation, when in rest or not in use on (a) portable devices where such data is stored (e.g. laptops); and (b) offline and/or archived copies of such data, including, without limitation, backup tapes and removable media.

18.	Where required under applicable law, Vendor will encrypt systems and databases storing or processing GS Data.

19.	Vendor will ensure that physical and electronic media used to store GS Data are shredded, purged or otherwise securely destroyed when no longer required.

20.	Vendor will not store or process GS Data on unsecured systems, and will encrypt GS Data in transit across unsecured networks.

21.

Vendor will ensure in-house software development follows a secured development lifecycle, in which design reviews, code reviews, penetration testing, static analysis and dynamic analysis are conducted as appropriate to identify and resolve security vulnerabilities prior to each release or major revision of the software.

22.

Vendor will operate appropriate change management processes to prevent unscheduled or unauthorized changes to Vendor Systems. All changes to production Vendor Systems must be reviewed and approved by senior management prior to deployment.

23.

Vendor will protect Vendor Systems and networks from unauthorized access from untrusted external networks, including, without limitation, the internet and connections to third parties. All external connections to Vendor Systems and networks will be protected by recognized, accredited, and properly maintained firewall and intrusion detection/prevention systems, which will be continuously monitored for suspicious activity.

24.

Vendor will operate Vendor Controls to detect, respond, escalate and internally report security incidents. Vendor will notify GS of any Data Security Incidents in accordance with Article 4 of this Addendum.

25.	Vendor will test and monitor Vendor Systems to identify where these are vulnerable to attack or exploit from untrusted external networks, and will promptly resolve detected vulnerabilities.

26.

Vendor will conduct regular, comprehensive penetration tests on Vendor Systems. Such penetration testing will be undertaken at least annually, or following major changes, by an accredited third party vendor. Vendor will provide GS with access to penetration test reports describing the scope and results of the penetration test on Vendor Systems, including, without limitation: (a) a detailed description of findings, (b) criticality rating for each issue, (c) mitigation plans, (d) current mitigation status, and (e) timelines to resolve vulnerabilities.

27.

Vendor will conduct regularly vulnerability scanning of Vendor Systems, including, without limitation, network connections, in-house and third party software components, operating systems, libraries, middleware, and development frameworks, using recognized and accredited tools, or by an accredited third party vendor. External facing Vendor Systems will be scanned at least weekly. Test results will be provided to GS upon request and in an agreed format.

28.	Vendor will resolve critical vulnerabilities on external facing Vendor Systems within four weeks of being detected.

29.	Vendor will apply critical security patches on external facing Vendor Systems within four weeks of patches being made available.

30.	[Intentionally deleted]

31.	Vendor will inform GS of any Vendor System vulnerabilities due to unsupported or End Of Life software, and will describe the additional controls implemented to protect GS Data.

32.

Vendor will protect Vendor Systems from various forms of malware, including computer viruses, trojans, rootkits, ransomware and unauthorized third-party scripts or cookies in accordance with its undertakings in the Principal Agreement.

EXHIBIT H

CONSUMER COMPLIANCE AMENDMENT

This CONSUMER COMPLIANCE AMENDMENT (“Addendum”) is made and entered into by and between The Goldman Sachs Group, Inc. and its Affiliates (“Goldman Sachs”) and CoreCard Software, Inc. (“Provider”), together with Goldman Sachs, the “Parties”, and each individually a “Party”) supplementing the Software License and Support Agreement entered between the Parties and dated October 16, 2018 as amended (“Agreement”), pursuant to which Provider performs Services.

ARTICLE 1

DEFINITIONS

Section 1.1    Certain Defined Terms

For purposes of this Addendum, each of the following terms shall have the meaning specified with respect thereto. For the avoidance of doubt, the following definitions apply only with respect to this Addendum and shall not modify or otherwise affect the meaning of terms used in the Agreement, whether capitalized or uncapitalized. Capitalized terms used in this Addendum and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

“Generally Accepted Practices”: Generally accepted practices applicable to the Services and in the industry in which Provider operates.

“Governmental Authority” means any federal, state, local, national or supranational (or other political subdivision thereof or thereto) (a) government, (b) governmental, legislative, regulatory, military, police, taxation, or administrative authority, agency, department, or commission, or (c) court, tribunal, or judicial or arbitral body of competent jurisdiction which exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any law, rule, regulation, ruling, judgment, order or approval of any Governmental Authority, as may be amended or otherwise revised from time to time.

“Personnel” of a Person means that Person and its employees, officers, directors, members, agents, representatives, suppliers, consultants, contractors and subcontractors.

“Services”: The services that Provider has agreed to provide to Goldman Sachs under the Agreement (including the provision of the Licensed Material), whether directly or through one or more agents, subcontractors or service providers.

Section 1.2    Provisions of General Application.

For purposes of this Addendum, except as otherwise expressly provided or unless the context otherwise requires:

(a)    Terms used in this Addendum have the meanings assigned to them in this Addendum, and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders.

(b)    References herein to an “Article” or “Section,” shall be to the specified article or section of this Addendum and shall include all sections and subsections of such article, and subsections of such section, respectively.

(c)    The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Addendum as a whole and not to any particular provisions.

(d)    The word “including” and other words of similar import shall be interpreted to mean “including but not limited to” unless the context otherwise expressly requires.

(e)    Section headings and other similar headings are not to be considered part of this Addendum, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Addendum or any of its provisions.

ARTICLE 2

AMENDMENT

Section 2.1      Nature of Addendum

This Addendum constitutes a supplement to the Agreement. Except as specifically provided herein, but subject to Section 2.2, the terms and conditions of this Addendum shall be construed as additional and supplemental to the terms and conditions of the Agreement.

Section 2.2      Conflicts

In the event of any conflict between the terms of this Addendum and the Agreement that makes it impossible for the obligated Party to comply with both, this Addendum shall govern the obligations of such Party with respect to the subject matter of this Addendum.

ARTICLE 3

COVENANTS

Section 3.1         Compliance with Applicable Law.

In addition to any covenants made by each Party under the Agreement, each Party agrees that it will at all times comply with all applicable Law, including, without limitation, the Gramm-Leach-Bliley Act, the Dodd-Frank Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Servicemembers Civil Relief Act, the Telephone Consumer Protection Act, the Fair Debt Collection Practices Act, the CAN-SPAM Act, and their respective implementing regulations. Each Party shall also require any of its Personnel, including subcontractors to the extent permitted by the Agreement, who perform duties related to the Agreement to comply with all applicable Law. If, in either Party’s reasonable judgment the Licensed Material or performance of the Services would violate any applicable Law, such Party may immediately suspend the provision of the Services. Such action shall not constitute a default under this Agreement. The Parties will use commercially reasonable efforts to implement an alternative method of performing the Services.

ARTICLE 4

COMPLAINTS AND REGULATORY INQUIRIES

Section 4.1         Tracking

In the event that Provider receives any complaints and inquiries (e.g., regulatory, governmental, etc.) related to the Services and the Goldman Sachs’ customers, Provider will notify Goldman Sachs of same. Complaints and inquiries shall include those received in writing or orally, including as delivered by email, or other electronic media.

Section 4.2         Responses Generally.

Promptly upon Goldman Sachs’ written request, Provider shall provide information reasonably requested by Goldman Sachs in connection with any customer remediation relating to the Services.

Section 4.3         Material Actions.

Provider shall give prompt written notice to Goldman Sachs of (i) any material action, suit or proceeding instituted by or against Provider or any of its subsidiaries related to the Services in any federal or state court or before any commission or other regulatory body (federal, state, local, domestic, or foreign), or any such proceeding to Provider’s knowledge threatened against Provider or any of its subsidiaries related to the Services in a writing containing the details thereof; (ii) any putative class action complaint related to the Services; and (iii) material government investigation involving the Services, unless such notice and related disclosure is prohibited by applicable Law. To the extent any information related to any such action, proceeding or investigation is not information available to the public, such information shall be the Confidential Information of Provider.

Section 4.4         Regulatory Supervision.

Provider agrees that certain Governmental Authorities, including the Federal Reserve Bank of New York and the Consumer Financial Protection Bureau, may have the authority to examine Provider, including access to all work papers, drafts, and other materials of the Provider, and to regulate the functions or operations performed by the Provider to the same extent as if they were performed by Goldman Sachs itself.

ARTICLE 5

MISCELLANEOUS

Section 5.1         Full Force and Effect

Except as expressly modified by this Addendum, the terms and conditions of the Agreement shall remain unmodified and in full force and effect.

Section 5.2         Entire Agreement

This Addendum and the Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof. This Addendum may not be modified except by an instrument in writing, signed by the Parties.

Section 5.3         Applicable Law

This Addendum shall be governed by and construed in accordance with law of the jurisdiction governing the Agreement, without regard to conflict of laws principles.

Section 5.4         Severability.

If any one or more of the covenants, provisions or terms of this Addendum shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Addendum, and shall in no way affect the validity or enforceability of the other provisions of this Addendum, or the rights of the Parties.

EXHIBIT I

APPROVED AFFILIATES AND SUBCONTRACTORS

Third Party Subcontractors

●	Thales (support for HSM hardware)
●	Baracuda (support for load balancer hardware)
●	Dell (support for server and networking hardware)
●	Cisco (support for networking hardware)
●	Microsoft (support for SQL Server software and Windows OS)
●	VMWare (support for OS and Management software)
●	AVG (support for anti-virus software) Licensor Affiliate Subcontractors

Licensor Affiliate Subcontractors

●	Intelligent Systems Inc. to provide administrative support.
●	India subsidiary: ISC Software PVT. LTD (with 2 offices, one in Bhopal and the other in Mumbai) to provide Support Services and services under the Professional Services Agreement.
●	Romanian subsidiary: CoreCard SRL (with office in Timisoara) to provide Support Services and services under the Professional Services Agreement.

EXHIBIT J

MASTERCARD RULES

Licensor agrees that it will perform its obligations under the Agreement in a manner that it will comply with the terms of Section 7.2.3 of the MasterCard Rules (as MasterCard may modify such terms from time to time) that are applicable to the services being provided by Licensor under the Agreement. As of the Effective Date, the applicable terms of Section 7.2.3 of the MasterCard Rules are set out below. Capitalized terms in such terms that are not defined in this Agreement will have the meaning given them in the MasterCard Rules (but the Parties agree that (i) “Customer” refers to GS and its Affiliates; and (ii) “Service Provider” refers to Licensor).

If, after the Effective Date, a GS Party uses a Card network in addition to MasterCard or instead of MasterCard, then the Parties promptly will amend this Exhibit J to include any rules of such Card network that are applicable to the services being provided by Licensor under the Agreement.

Subject to Section 6.3 of the GTC, Updates required to be made to the Licensed Material by Licensor to maintain compliance with any and all Card networks shall be subject to GS’s payment of the Network Compliance Fees as set forth in Section 6 of Exhibit A.

Rule 7.2.3

Prior to the commencement of the performance of Program Service by an entity in support of a Customer Program, the Customer and the Service Provider must enter into a written agreement describing the Program Service to be performed (the “Program Service agreement”). The Program Service agreement must be updated from time to time as appropriate to reflect the Program Service that the Service Provider performs in support of or benefiting, the Customer Program and may not be inconsistent with the Standards.

The Program Service agreement must reflect the Customer’s responsibility for establishing all management and operating policies described herein and must not include any provision that attempts to limit the Customer’s responsibility for the Program. The Program Service agreement must include all of the following provisions:

1.	The Service Provider received, understands, and agrees to comply with all applicable Standards, including the Service Provider Rules.

2.	On an ongoing basis, the Service Provider is promptly to provide the Customer with the current addresses of each of its offices.

3.	In the event of any inconsistency between any provision of the Program Service agreement and the Standards, the Standards will govern.

4.

The Program Service agreement automatically and immediately terminates if the Corporation de- registers the Service Provider or if the Customer ceases to be a Customer or if the Customer fails to have a valid License by the Corporation to use any Mark pertaining to the Program Service to be performed by the Service Provider.

5.

The Service Provider acknowledges that the Corporation is the sole owner of the Marks, agrees not to contest the ownership of the Marks for any reason, and agrees the Corporation may prohibit the Service Provider from using any of the Marks for any reason.

6.

The Service Provider acknowledges that the Corporation has the right to enforce any provision of the Standards and to prohibit a Service Provider from engaging in any conduct the Corporation deems could create a risk of injury to the Corporation, or that could adversely affect the integrity of the Interchange System, and agrees not to take any action that could interfere with the exercise of this right by the Corporation.